Exhibit 10.7

LICENSE AGREEMENT

This License Agreement (this “Agreement”) effective as of January 1, 2006 (the “Effective Date”), is by and between WAKE FOREST UNIVERSITY HEALTH SCIENCES, an educational institution organized under the laws of the State of North Carolina and having its principal offices at Medical Center Boulevard, Winston-Salem, North Carolina 27157 (“WFUHS”), and TENGION, INC., a Delaware corporation having its principal offices at 2200 Renaissance Boulevard, Suite 150, King of Prussia, Pennsylvania 19406 (“Tengion” and together with WFUHS, the “Parties” or individually a “Party”).

WHEREAS, Dr. Anthony Atala (“Atala”) became an employee of WFUHS on January 1, 2004; and

WHEREAS, prior to January 1, 2004, Atala was an employee of Children’s Hospital Boston, an affiliate of Children’s Medical Center Corporation (“CMCC”), and while in the employment of Children’s Hospital Boston, Atala was named as an inventor or co-inventor on inventions and patents included in the CHB Patent Rights (as defined below); and

WHEREAS, Tengion has previously licensed the CHB Patent Rights from CMCC pursuant to an exclusive license agreement dated October 10, 2003 between Tengion and CMCC (the “CMCC License Agreement”), and wishes to further the development of the technologies related to the CMCC License Agreement; and

WHEREAS, Tengion and WFUHS have entered into a separate research agreement of even date herewith (the “Research Agreement”) under which Tengion has agreed to fund the Research (as defined in the Research Agreement); and

WHEREAS, Tengion wishes to obtain licenses and options to certain improvements and other intellectual property rights of WFUHS within the scope of the CHB Patent Rights or developed under the Research Agreement; and

WHEREAS, WFUHS is willing to grant such licenses and options to Tengion subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants set forth herein, the Parties hereto mutually agree as follows:

1.	Definitions

For all purposes of this Agreement, the following terms, whether used in the singular or plural, will have the meanings specified below:

1.1 “AAA” means the American Arbitration Association.

1.2 “ADR” means an alternative dispute resolution process implemented by a Party under the procedures set forth in Article 18.

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1.3 “ADR Request” has the meaning given it in Article 18.1.2.

1.4 “Affiliate” means any corporation or other entity that controls, is controlled by, or is under common control with Tengion. A corporation or other entity shall be regarded as in control of or controlled by another corporation or entity if (i) it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or (ii) it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or (iii) it possesses the power to elect or appoint fifty percent (50%) or more of the members of the board of directors or other governing body of the corporation or other entity.

1.5 “Bona Fide Collaborator” means a scientist or medical professional with whom any WFIRM faculty member is engaged in a research collaboration where the existence of such collaboration is demonstrable by virtue of reliable and objective evidence of (i) joint work plans or joint research objectives and documentation of the duties and roles of each party, (ii) the sharing of laboratory resources to achieve the work plans or objectives or (iii) similar tangible indications of a bona fide scientific collaboration.

1.6 “Cardiovascular Tissue” means arteries, arterial tissue, veins and venous tissue. “Cardiovascular Tissue” does not include cardiac muscle tissue or heart valves.

1.7 “CHB Licensed Product” means any product, process or use thereof (i) which is covered by a Valid Claim contained in the CHB Patent Rights in the country in which the product, process or use thereof is made, used, sold, imported, offered for sale or transferred; (ii) which is developed, produced or manufactured using a process or product which is covered by a Valid Claim contained in the CHB Patent Rights in the country in which the product, process or use thereof is made, used, sold, imported, offered for sale or transferred; (iii) the use of which is covered by a Valid Claim contained in the CHB Patent Rights in the country in which the product, process or use thereof is made, used, sold, imported, offered for sale or transferred; or (iv) which incorporates or uses the Know-How.

1.8 “CHB Patent Rights” means the patents and patent applications licensed by CMCC to Tengion pursuant to the CMCC License Agreement, including, without limitation, (a) the patents and patent applications listed in Appendix A attached hereto; (b) continuation applications, continuation-in-part applications (to the extent the claims of the continuation-in-part are directed only to the subject matter disclosed in the patent and patents applications listed in Appendix A), divisional applications, substitute applications, reissue applications or requests for examination and foreign applications; (c) all patents (U.S. or foreign) now issued or hereafter issuing on any patent applications described in (a) and (b); and (d) any revisions, renewals, reissues or extensions of any such patents described in parts (a), (b) and (c) of this Article 1.9.

1.9 “Combination Product” has the meaning given it in Article 3.12.

1.10 “Deferred Invention” has the meaning given it in Article 6.2.8.

1.11 “Disclosure Date” has the meaning given it in Article 6.2.2.

1.12 “Duration” has the meaning given it in Article 11.1.

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1.13 “Employment Date” means January 1, 2004.

1.14 “Equivalent Value” shall mean the cash price that would be paid in an arm’s length transaction between two unrelated parties. The Equivalent Value shall be determined in good faith by Tengion’s Board of Directors and WFUHS shall be notified thereof in writing together with a sufficiently detailed explanation of the determination and summary of the underlying data (if any) and assumptions to allow WFUHS to evaluate the fairness of the determination. WFUHS may, upon written notice to Tengion, appoint an independent certified public accountant or consultant (an “Independent Appraiser” for purposes of this Article 1.14) whose general qualifications are reasonably acceptable to Tengion and the cost and expense of the Independent Appraiser shall be paid solely by WFUHS, except as provided below. If WFUHS fails to notify Tengion of its election to exercise its valuation right within thirty (30) days after its receipt of the explanation and initial determination by Tengion’s Board of Directors as provided herein, then the Equivalent Value thereof shall be the amount as determined by Tengion’s Board of Directors. If WFUHS exercises its valuation right, Tengion shall provide the Independent Appraiser with such books, information and records as the Independent Appraiser shall reasonably request pursuant to accepted professional practice standards. WFUHS shall thereafter cause the Independent Appraiser appointed by WFUHS to provide its determination of Equivalent Value in writing to Tengion and WFUHS. Following receipt of such determination, the parties shall, in good faith, attempt to mutually agree upon the Equivalent Value. If the parties are unable to so agree within thirty (30) days following their receipt of such determination, the parties shall jointly appoint a mutually acceptable Independent Appraiser to determine the Equivalent Value. The cost and expense of such jointly appointed Independent Appraiser and the Independent Appraiser appointed solely by WFUHS shall be paid as follows: (a) if the Equivalent Value as found by the jointly appointed Independent Appraiser is within five percent (5%) of the Equivalent Value determined by Tengion’s Board of Directors, such costs and expenses of the jointly appointed Independent Appraiser shall be paid solely by WFUHS; (b) if the Equivalent Value as found by the jointly appointed Independent Appraiser is greater than five percent (5%) more than the Equivalent Value determined by Tengion’s Board of Directors, the cost and expense of the jointly appointed Independent Appraiser shall be paid solely by Tengion and the costs and expenses of the Independent Appraiser appointed solely by WFUHS shall be shared equally by WFUHS and Tengion. In any case, the determinations made by Tengion’s Board of Directors, the Independent Appraiser appointed by WFUHS and the Independent Appraiser jointly appointed by the Parties shall be compared, and the Equivalent Value shall be the middle determination (and not an average thereof). Any Independent Appraiser appointed by WFUHS or jointly appointed by WFUHS and Tengion shall be subject to an obligation of confidentiality consistent with customary professional standards, to limit any disclosures to any persons other than those employees of WFUHS or Tengion who have a need to know such information for purposes of the appraisal contemplated in this Paragraph.

1.15 “Ex-Field Researchers” means the Researchers identified on Appendix B attached hereto who (i) between the Employment Date and Effective Date (or such shorter period as shown on Appendix B), were not conducting research in the Licensed Field. All Researchers not listed on Appendix B shall be deemed to have been working and/or be currently working, at least in-part, in the Licensed Field. If an Ex-Field Researcher engages in work in the Licensed Field after the Effective Date, his or her name will be deemed deleted from Appendix B for the duration of such work and during such time he or she shall not be deemed an Ex-Field Researcher. In addition. Appendix B will be subject to change from time to time in the mutual agreement of the Parties.

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1.16 “Genitourinary Tissue” means the reproductive system and the urinary system, including the male and female internal and external genitalia as well as all organs concerned in the formation and voidance of urine, but excluding Kidney Tissue. For the removal of doubt, Genitourinary Tissue is not to be considered Cardiovascular Tissue merely because it contains components of Cardiovascular Tissue.

1.17 “Improvement Patent” means a patent or patent application, other than any Surrendered Patent, relating to any discovery, invention or technology in the Licensed Field that (i) WFUHS owns or has sufficient rights to license hereunder; (ii) is conceived, developed or reduced to practice by any of the Researchers (excluding the Ex-Field Researchers) from and after the Employment Date and through the Improvement Termination Date; (iii) is directed to the subject matter described in the specifications or claims of any of the CHB Patent Rights or any New Development Patent under exclusive, royalty-bearing license from WFUHS to Tengion; and (iv) the practice of which could not occur without infringing a Valid Claim of the CHB Patent Rights or a Valid Claim of any New Development Patent under exclusive, royalty-bearing license from WFUHS to Tengion. “Improvement Patents” do not include any New Development Patents. Article 6 sets forth a mechanism for determining whether a particular WFUHS Patent is an Improvement Patent or a New Development Patent.

1.18 “Improvement Product” means any product, process or use thereof (i) which is covered by a Valid Claim contained in any of the Improvement Patents in the country in which the product, process or use thereof is made, used, sold, imported, offered for sale or transferred; (ii) which is developed, produced or manufactured using a process or product which is covered by a Valid Claim contained in any of the Improvement Patents in the country in which the product, process or use thereof is made, used, sold, imported, offered for sale or transferred; or (iii) the use of which is covered by a Valid Claim contained in any of the Improvement Patents in the country in which the product, process or use thereof is made, used, sold, imported, offered for sale or transferred. Improvement Products do not include Post-CHB Products.

1.19 “Improvement Royalties” has the meaning given it in Article 3.5.1.

1.20 “Improvement Termination Date” has the meaning given it in Article 3.7.

1.21 “Improvement Termination Notice” has the meaning given it in Article 3.7.

1.22 “Indemnitees” has the meaning given it in Article 13.1.

1.23 “Initial Royalties” has the meaning given it in Article 3.4.1.

1.24 “Invention Disclosure Form” has the meaning given it in Article 6.1.

1.25 “Invention Report” has the meaning given it in Article 6.2.4.

1.26 “Joint Patent Committee” or “JPC” has the meaning given it in Article 6.2.1.

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1.27 “Kidney Tissue” means the kidney.

1.28 “Know-How” means unpatented manufacturing or scientific information, including, but not limited to, chemical manufacturing data, toxicological data, pharmacological data, preclinical data, processes, methods, techniques, assays, platforms, formulations, specifications, and quality control testing data (i) in the Licensed Field; (ii) which WFUHS owns or has sufficient rights to license hereunder; (iii) derived from or related to the activities of the Researchers (excluding the Ex-Field Researchers) during the period beginning on the Employment Date and ending with the Improvement Termination Date; (iv) relating to the subject matter of the CHB Patent Rights or the Improvement Patents; and (v) that are necessary or useful for the development, use or manufacture of Licensed Products.

1.29 “Know-How Only Products” has the meaning given it in Article 3.4.2.

1.30 “Licensed Field” means human and animal organs, tissues and tissue-engineered and regenerative medicine products directed to their functions in the following areas: (i) Genitourinary Tissue, (ii) Kidney Tissue, (iii) Cardiovascular Tissue, (iv) Nervous Tissue, and (v) Trachea Tissue. Each of Genitourinary Tissue, Kidney Tissue, Cardiovascular Tissue and Nervous Tissue is a “Subfield.”

1.31 “Licensed Products” means CHB Licensed Products and WFUHS Licensed Products.

1.32 “Nervous Tissue” means the (i) central nervous system, (ii) peripheral nervous system, and (iii) functional subcomponents and subunits of (i) and (ii) above. For the removal of doubt, a tissue or organ is not considered Nervous Tissue merely because it contains components of Nervous Tissue.

1.33 “Net Sales” means Tengion’s and its Affiliates’ gross receipts from the commercial sale (excluding transfers and sales for clinical trials that are sponsored, directly or indirectly, by Tengion, its Affiliates or their respective sublicenees), license, lease or transfer of Licensed Products to any third party,

1.33.1 less (to the extent appropriately documented): *

1.33.2 *

1.33.3 *

1.33.4 *

1.33.5 *

1.34 “New Development Patent” means a patent or patent application relating to patentable discoveries, inventions, invention disclosures and/or methods in the Licensed Field conceived, developed or reduced to practice by any Researcher (other than the Ex-Field Researchers) in the performance of Research under the Research Agreement from and after the Effective Date and throughout the Research Term (regardless of whether any patent application

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is filed or any patent is issued during such Research Term), but not directed to the subject matter or claims of (i) any of the CHB Patent Rights or (ii) any other patent with respect to which WFUHS has granted to Tengion an exclusive, royalty-bearing license in the Licensed Field. New Development Patents do not include any Improvement Patents. For the purposes of clarity, any patent relating to an SRA Invention that is not an Improvement Patent will be deemed to be a New Development Patent.

1.35 “Objection Letter” has the meaning given it in Article 6.2.7.

1.36 “Option” has the meaning given it in Article 2.3.

1.37 “Option Period” means *

1.38 “OTAM” has the meaning given it in Article 6.1.

1.39 “Patented Component” has the meaning given it in Article 3.12.

1.40 “Patent Rights” means the CHB Patent Rights and the WFUHS Patent Rights.

1.41 “Post-CHB Product” means an Improvement Product that (i) was once a CHB Licensed Product and (ii) is no longer covered by any Valid Claim within the CHB Patent Rights.

1.42 “Post-CHB Royalties” has the meaning given it in Article 3.6.

1.43 “Provisional Determination” has the meaning given it in Article 6.2.6.

1.44 “Researchers” means (i) Atala, (ii) any other employee, research fellow, research staff, resident, visiting professor or independent contractor working in WFIRM or under Atala’s direction and (iii) any other Bona Fide Collaborator.

1.45 “Research Term” means the period commencing on the Effective Date and ending on the earlier of (i) the expiration of the “Term” as defined in the Research Agreement; or (ii) the termination of the Research Agreement in accordance with its terms.

1.46 “SRA Invention” has the meaning given it in Article 6.1.

1.47 “Subfield” has the meaning given it in Article 1.30.

1.48 “Sublicensee” shall mean any non-Affiliate third party to whom Tengion or its Affiliates shall grant a right or license under the WFUHS Patent Rights, either exclusive or nonexclusive, to make, use, sell, import or export Licensed Products, or to otherwise practice under the WFUHS Patent Rights. Such grant will be referred to herein as a “Sublicense.”

1.49 “Surrendered Patent” has the meaning given it in Article 10.2.

1.50 “Trachea Tissue” means the trachea and functional subcomponents and subunits thereof. “Trachea Tissue” does not include the bronchus and larynx.

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1.51 “Unfunded Inventions” has the meaning given it in Article 6.1.

1.52 “Unpatented Component” has the meaning given it in Article 3.12.

1.53 “U.S.” means the United States of America.

1.54 “Valid Claim” means any claim of an issued patent or pending patent application within the Patent Rights which, at that time, has not expired or been finally declared unenforceable or invalid by a court or other governmental agency of competent jurisdiction and from which no appeal can be taken.

1.55 “Warrant” has the meaning given it in Article 3.1.

1.56 “WFIRM” means the Wake Forest Institute of Regenerative Medicine, a department of WFUHS chaired by Atala.

1.57 “WFUHS Licensed Product” means any product, process or use thereof (i) which is covered by a Valid Claim contained in any of the Improvement Patents in the country in which the product, process or use thereof is made, used, sold, imported, offered for sale or transferred; (ii) which is developed, produced or manufactured using a process or product which is covered by a Valid Claim contained in any of the Improvement Patents in the country in which the product, process or use thereof is made, used, sold, imported, offered for sale or transferred; or (iii) the use of which is covered by a Valid Claim contained in any of the Improvement Patents in the country in which the product, process or use thereof is made, used, sold, imported, offered for sale or transferred.

1.58 “WFUHS Patent Rights” means WFUHS’s rights in and to the Improvement Patents and the New Development Patents.

2.	Grant of License and Option

2.1 Subject to the terms and conditions of this Agreement, WFUHS hereby grants to Tengion and Tengion accepts from WFUHS, an exclusive, worldwide right and license, including the right to sublicense, to make, use and sell the Improvement Products under WFUHS’s rights in the Improvement Patents in the Licensed Field only.

2.2 Subject to the terms and conditions of this Agreement, WFUHS hereby grants to Tengion and Tengion accepts from WFUHS, a non-exclusive, worldwide, right and license, including the right to sublicense, to the Know-How.

2.3 Subject to the terms and conditions of this Agreement, WFUHS hereby grants to Tengion and Tengion accepts from WFUHS for the Option Period (in each case) a non-transferable (except as provided in Article 14.1), exclusive option to negotiate in good faith for a royalty-bearing, worldwide, exclusive license, including the right to sublicense, to practice all the rights under the New Development Patents in the Licensed Field only (the “Option”).

2.4 Notwithstanding the rights, licenses and Option granted in Articles 2.1, 2.2 and 2.3, Tengion’s rights and licenses under this Agreement are subject to any rights of the U.S. government under applicable laws and regulations and pursuant to any contract, grant or similar funding agreement between WFUHS and the U.S. government.

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2.5 Notwithstanding the rights, licenses and Option granted in Articles 2.1, 2.2 and 2.3, Tengion’s right and license is subject to WFUHS’s retained right to make, have made and use WFUHS Licensed Products and practice the WFUHS Patent Rights for WFUHS’s own educational, academic, testing, clinical and research purposes, including the right to collaborate with other academic and non-commercial entities for academic and non-commercial purposes.

2.6 Notwithstanding the rights, licenses and Option granted in Articles 2.1, 2.2 and 2.3, Tengion’s license and Option are subject to WFUHS’s retained rights outside of the Licensed Field. For the removal of doubt, WFUHS’s rights outside the Licensed Field shall not limit Tengion’s rights within the Licensed Field.

2.7 Tengion agrees that any products constituting WFUHS Licensed Products or any products produced through the use of WFUHS Licensed Products will be manufactured substantially in the U.S. to the extent required by 35 U.S.C. Sec. 204, if such statute is applicable.

2.8 Except as expressly provided for in this Agreement, no license or other rights are granted or conferred by WFUHS to Tengion by implication, estoppel or otherwise to any inventions, know-how, technology or other intellectual property by the execution of this Agreement or the transfer of any materials or information hereunder.

3.	License Fees and Royalties

3.1 In partial consideration for the right and license granted under this Agreement, the transfer of the Know-How and the execution of the Research Agreement, Tengion shall issue to WFUHS a warrant to purchase forty-six thousand three hundred eighty-seven (46,387) shares of Tengion’s common stock at an exercise price of sixteen cents ($0.16 U.S.) per share (the “Warrant”). The Warrant is attached to this Agreement as Appendix C.

3.2 In partial consideration for the right and license granted under this Agreement, the transfer of the Know-How and the execution of the Research Agreement, Tengion will pay to WFUHS * of any and all consideration (as contemplated under Article 3.3) received by Tengion or its Affiliates from a Sublicensee which is not in the form of a royalty on sales of a Licensed Product.

3.3 Consideration received from a Sublicensee to be shared with WFUHS as described in Article 3.2 includes, inter alia, *. For Tengion’s royalty payment obligations to WFUHS in respect of revenues received from Sublicensees based on their sales of Licensed Products, see Article 3.10.

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3.4

3.4.1	In partial consideration for the right and license granted under this Agreement, the transfer of the Know-How and the execution of the Research Agreement, Tengion will pay to WFUHS the following amounts in respect of CHB Licensed Products (the “Initial Royalties”):

(a)	For CHB Licensed Products within Genitourinary Tissue or Trachea Tissue: * of Net Sales;

(b)	For CHB Licensed Products within Cardiovascular Tissue: * of Net Sales; and

(c)	For CHB Licensed Products within Kidney Tissue, Nervous Tissue or any other CHB Licensed Product not included in Article 3.4(a) or (b): *.

3.4.2	CHB Licensed Products which are covered only by Article 1.7(iv) and are not covered by any of (a) Articles 1.7(i), (ii) or (iii), (b) Article 1.18, or (c) Article 1.34, will be referred to as “Know-How Only Products.” Royalties payable on Know-How Only Products will be * of the amounts otherwise payable to WFUHS under Article 3.4.1. By way of example, for a Know-How Only Product which is Kidney Tissue, Tengion would pay to WFUHS * of Net Sales instead of * of Net Sales.

3.5

3.5.1	In partial consideration for the right and license granted under this Agreement, the transfer of the Know-How and the execution of the Research Agreement, Tengion will pay to WFUHS the following amounts for Improvement Products (the “Improvement Royalties”):

(a)	For Improvement Products that are urinary bladder products: * of Net Sales;

(b)	For Improvement Products within Genitourinary Tissue or Trachea Tissue (other than urinary bladder products): * of Net Sales;

(c)	For Improvement Products within Cardiovascular Tissue: * of Net Sales; and

(d)	For Improvement Products within Kidney Tissue, Nervous Tissue or any other Improvement Product not included in Article 3.5.1(a), (b) or (c): * of Net Sales.

3.5.2	Improvement Royalties and Initial Royalties are not cumulative. If Tengion is paying to WFUHS the Improvement Royalties for a particular Licensed Product, Tengion will not pay WFUHS the Initial Royalty for such Licensed Product.

3.5.3	By way of example, if Tengion sells tissue engineered Kidney Tissue that is covered, in part, by an Improvement Patent, Tengion will pay to WFUHS * of Net Sales of such Kidney Tissue Improvement Product. The entire Improvement Royalty will be attributable to such Improvement Patent and not to any of the CHB Patent Rights.

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3.5.4	Improvement Royalties shall not apply to any Licensed Product for which Post-Improvement Termination Royalties apply under Article 3.7.

3.6 In partial consideration for the right and license granted under this Agreement, the transfer of the Know-How and the execution of the Research Agreement, Tengion will pay to WFUHS the following amounts for Post-CHB Products (the “Post-CHB Royalties”):

3.6.1	For Post-CHB Products that are urinary bladder products: * of Net Sales;

3.6.2	For Post-CHB Products that are Genitourinary Tissue or Trachea Tissue, other than urinary bladder products: * of Net Sales;

3.6.3	For Post-CHB Products that are Cardiovascular Tissue: * of Net Sales; and

3.6.4	For Post-CHB Products that are Kidney Tissue, Nervous Tissue or any other Post-CHB Product not included in Article 3.6(a), (b) or (c): * of Net Sales.

3.7 Any time after the termination of the Research Term, WFUHS may, by written notice to Tengion (the “Improvement Termination Notice”), terminate Tengion’s license to Improvement Patents claiming discoveries or inventions conceived after the date of the Improvement Termination Notice. The date of the Improvement Termination Notice is referred to herein as the “Improvement Termination Date.” WFUHS may terminate such license with respect to Improvements in the entire Licensed Field or with respect to Improvements in one or more Subfields or specific organ(s) or tissue(s) within a Subfield or Subfields.

3.7.1	In the event that WFUHS exercises the termination right described in this Article 3.7, then the royalty rates applicable to only the particular organ, tissue or Subfield(s) (or the entire Licensed Field, as the case may be) as to which such right shall have been exercised shall be reduced to the following amounts (the “Post-Improvement Termination Royalties”):

(a)	For Licensed Products that are urinary bladder products: * of Net Sales;

(b)	For Licensed Products that are Genitourinary Tissue or Trachea Tissue, other than urinary bladder products: * of Net Sales;

(c)	For Licensed Products that are Cardiovascular Tissue: * of Net Sales; and

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(d)	For Licensed Products that are Kidney Tissue, Nervous Tissue or any other Licensed Product not included in Article 3.7.1(a), (b) or (c): * of Net Sales.

3.7.2	Notwithstanding the provisions of Article 3.7.1, if WFUHS exercises this termination right, the royalties payable with respect to the terminated organs, tissues or Subfield(s) (or the entire Licensed Field, as the case may be) as to which WFUHS has exercised this right shall NOT be reduced to the Post-Improvement Termination Royalties until the expiration of the relevant “Time-Credit Period.” For the purposes of this Article 3.7.2, the “Time-Credit Period” relevant to a particular terminated organ. tissue or Subfield (or the entire Licensed Field, as the case may be) shall commence *.

3.8 If the sale of an Improvement Product requires Tengion to pay a royalty on Net Sales of such Improvement Product to one or more non-Affiliate third parties (other than under the CMCC License Agreement), the royalty paid to WFUHS shall be reduced from the amounts described in Articles 3.5, 3.6 and 3.7 above as follows:

3.8.1	The WFUHS royalty shall be reduced by the amount of the royalty paid to the third parties in the ratio of *, subject to Article 3.8.4.

3.8.2	Royalties paid to third parties on sales of Improvement Products that are required to be paid solely in order to practice the CHB Patent Rights will not be included in any reduction of the royalties payable to WFUHS under this License Agreement.

3.8.3	*

3.8.4	Regardless of the result of the royalty rate reduction calculations in this Article 3.8, the reductions contemplated by this Article 3.8 shall never cause the royalties described in Articles 3.5, 3.6 and 3.7 to be reduced by more than * of the otherwise specified rate.

3.9 Royalty rates under Article 3.4, 3.5, 3.6 and 3.7 above may be reduced as expressly described in this Article 3.9 if Tengion terminates the Research Agreement under Paragraphs 2 and 11.1 of the Research Agreement during the “Initial Term” defined in Paragraph 3 of the Research Agreement.

3.9.1	*of all royalty rates described in Articles 3.4, 3.5, 3.6 and 3.7 above will be fully vested upon the Effective Date and are not subject to reduction under this Article 3.9.

3.9.2	The remaining * of all royalty rates described in Articles 3.4, 3.5, 3.6 and 3.7 above will vest on a fractional basis with the numerator being * and the denominator being *.

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3.9.3	By way of example, if Tengion terminates the Research Agreement under Paragraphs 2 and 11.1 of the Research Agreement because Atala left the employment of WFUHS and as of the effective date of the termination, the Research Agreement had been in effect for 365 days, royalty rates under Articles 3.4, 3.5 and 3.6 would be reduced to * of the amounts described in Articles 3.4, 3.5 and 3.6. Such * is calculated as follows: * is the fully vested portion described in Article 3.8.1 above. The remaining * is multiplied by *, resulting in *.

3.10 In the event Tengion has granted sublicenses under this Agreement, then Tengion shall pay to WFUHS an amount equal to:

3.10.1	In the case of a Licensed Product within Kidney Tissue that, in the absence of the license granted hereunder and the sublicense granted by Tengion, would infringe any Improvement Patent, * of the royalty received from each Sublicensee, except that in no instance shall the royalty received by WFUHS be less than * of the royalties that would have been received from Tengion if such sales had been Net Sales made by Tengion;

3.10.2	In the case of a Licensed Product within Kidney Tissue that is a Know-How Only Product, * of the royalty received from each Sublicensee, except that in no instance shall the royalty received by WFUHS be less than * or more than * of the royalties that would have been received from Tengion if such sales had been Net Sales made by Tengion; and

3.10.3	In the case of all other Licensed Products, * of the royalty received from each Sublicensee, except that in no instance shall the royalty received by WFUHS be less than * or more than * of the royalties that would have been received from Tengion if such sales had been Net Sales made by Tengion.

Under no circumstances, will the cumulative effect of the application of Article 3.8 and this Article 3.10 cause the royalty payable to WFUHS to be reduced to less than * of the applicable rate specified in Articles 3.4, 3.5, 3.6 and 3.7.

3.11 Royalties shall be calculated on a Licensed Product-by-Licensed Product and country-by-country basis. Only one royalty will be paid per Licensed Product regardless of how many Improvement Patents are relied upon by such product (i.e., royalty rates are not cumulative). If at any given time a product can properly be classified as falling within more than one of Articles 3.4, 3.5, 3.6 or 3.7, the applicable royalty rate at such time for such product shall be the rate prescribed by the applicable Article yielding the higher rate (recognizing that the classification of a Licensed Product may change over time). For example, if at a particular time a bladder product falls within the provisions of both Article 3.4.1(a) (because it is a CHB Product within Genitourinary Tissue) and Article 3.5.1(a) (because it is an Improvement Product that is a urinary bladder product), then the applicable royalty rate at that time will be that prescribed by Article 3.5.1(a) * because it is higher than the rate prescribed by Article 3.4.1(a) *.

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3.12 For purposes of calculating royalties, if a Licensed Product (a “Combination Product”) includes both (i) a component or components covered by a Valid Claim of an Improvement Patent (each a “Patented Component”) and (ii) a distinct component that is capable of being sold separately and that does not require the Patented Component and such component is not covered by a Valid Claim of an Improvement Patent (each an “Unpatented Component”), then Net Sales of the Combination Product shall be calculated using one of the following methods:

3.12.1	If the Patented Components and the Unpatented Components are sold separately, multiplying * by a fraction, the numerator of which is * and the denominator of which is *; or

3.12.2	If no such separate sales are made of either the Patented Component(s) and the Unpatented Components, Net Sales for purposes of determining royalties payable hereunder shall be calculated by multiplying * by a fraction, the numerator of which is * and the denominator of which is *. Such fully allocated costs shall be determined by using Tengion’s then current accounting procedures, which procedures must conform to generally accepted accounting principles.

4.	Sublicenses

4.1 Termination of the any license granted to Tengion by WFUHS under this Agreement will terminate all Sublicenses that may have been granted by Tengion, provided, however, that any Sublicensee who desires to continue its Sublicense must so advise WFUHS in writing of such Sublicensee’s desire to continue the Sublicense within thirty (30) days of Tengion’s receipt of written notice of the termination of Tengion’s license and, subject to the Sublicensee’s agreement to assume relative to WFUHS all the obligations, including obligations for payment, contained in the Sublicense agreement with Tengion, WFUHS, in its sole discretion, may elect to continue the Sublicense.

4.2 Any Sublicense granted by Tengion must contain provisions corresponding to those of Article 4.1 of this Agreement relative to termination and the conditions of continuance of any Sublicenses.

4.3 All Sublicenses will contain provisions corresponding to the obligations of Tengion to, and the rights of WFUHS under, this Agreement, including but not limited to, the obligations and rights contained in Articles 2 (Grant of License and Option), 9 (Records, Reports and Payments), 11 (Termination), 12 (Infringement), 13 (Indemnification and Insurance), 14 (Assignment), 15 (Non-Use of Names), 16 (Export Controls), 18 (Dispute Resolution), and 19 (Miscellaneous Provisions).

4.4 Tengion will provide notice to WFUHS of any Sublicense granted and will provide a copy of all such Sublicenses within thirty (30) days of execution. Tengion will promptly provide WFUHS with copies of all reports received from a Sublicensee related to the calculation of any consideration payable to WFUHS hereunder.

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5.	Diligence

5.1 Tengion will use commercially reasonable efforts to bring CHB Licensed Products and WFUHS Licensed Products to market through a thorough and diligent program for exploitation of the CHB Patent Rights, WFUHS Patent Rights and the Know-How. Tengion shall not be required to be researching and developing Licensed Products in all or multiple subfields within the Licensed Field simultaneously in order to be deemed in compliance with the foregoing sentence.

5.2 If WFUHS believes Tengion shall have failed to comply with the provisions of this Article 5, WFUHS shall notify Tengion of the same.

5.2.1	Upon receipt of such notice, Tengion shall have a period of sixty (60) days to (i) demonstrate to WFUHS’s reasonable satisfaction that it has complied with the provisions of Article 5.1, (ii) trigger the ADR provisions of Article 18 or (iii) notify WFUHS that it agrees with WFUHS. If Tengion does not satisfy clauses (i) or (ii) above or Tengion is found in the ADR proceedings to have not complied with Article 5.1 or if Tengion provides the notice contemplated in clause (iii) above, then Tengion shall, within the immediately following one (1) year period, exercise commercially reasonable efforts to grant a sublicense to a third party with respect to a subfield within the Field.

5.2.2	If at the end of such one (1) year period, Tengion has failed to enter into such subfield sublicense, WFUHS may, within the immediately following one (1) year period negotiate the subfield field of use sublicense directly with a third party. If WFUHS negotiates such sublicense within such time, then Tengion shall enter into a subfield field of use sublicense with such third party, provided that such sublicense (a) is on terms that are substantially similar to the terms of this Agreement (except the financial terms), (b) does not obligate Tengion to spend money or dedicate resources, (c) shall exclude any Licensed Product (or related rights to such Licensed Product) that has been or is under active development or is being commercialized by Tengion and (d) is restricted to the subfield as to which Tengion has attempted, but failed, to comply with Article 5.2.1. Tengion must execute such sublicense or initiate ADR proceedings (if, for example, it believes that one or more of clauses (a) - (d) above have not been satisfied) within ten (10) days of receiving the negotiated field of use sublicense from WFUHS.

5.2.3	If Tengion fails exercise the sublicense or initiate ADR proceedings within such ten (10) day period, it shall be deemed to have granted WFUHS an irrevocable power of attorney to execute such sublicense on its behalf. If an arbitrator finds that Tengion has initiated ADR proceedings without reasonable factual or legal basis or solely in order to delay further development, he or she shall have to power to order the termination of this license under this Agreement within the subfield of the Licensed Field as to which Tengion has failed to comply with Article 5.1.

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5.2.4	If WFUHS is unable to negotiate a sublicense as contemplated above within such one (1) year period, then Tengion’s license hereunder will continue without any change or consequence, subject to the terms and conditions of this Agreement.

6.	Intellectual Property

6.1 From time to time during the Research Term, the WFUHS Office of Technology Asset Management (“OTAM”) will receive from one or more of the Researchers written reports on forms created by WFUHS for such purpose (“Invention Disclosure Forms”) (a copy of which is attached hereto as Appendix D) of inventions and discoveries, whether patentable or not, data, technical information and other research results first conceived, created, discovered or reduced to practice (i) in the performance of the Research under the Research Agreement (“SRA Inventions”), or (ii) by the Researchers (other than the Bona Fide Collaborators) in the Licensed Field, but not in the performance of the Research under the Research Agreement (“Unfunded Inventions”).

6.2 For SRA Inventions, it will be necessary for the Parties to determine whether patents and patent applications filed on such SRA Inventions will be Improvement Patents or New Development Patents. The method for making such determination is described in sequential steps below:

6.2.1	The Parties shall form a Joint Patent Committee consisting of * business representative and, optionally, * legal representative from each of WFUHS and Tengion (the “Joint Patent Committee” or “JPC”). Either WFUHS or Tengion may elect not to have their legal representative attend a particular meeting or the JPC. The absence of one party’s legal representative will not be deemed to cause an ethical breach by the other party’s legal representative due to any ex parte contact. The JPC will meet as needed either in person or via teleconference and its role will be to (i) oversee the management and prosecution of the intellectual property contemplated under this Agreement, (ii) review and triage Invention Disclosure Forms and other information provided by the Researchers to determine whether patents and patent applications covering SRA Inventions and Unfunded Inventions are Improvement Patents or New Development Patents and (iii) review proposed manuscripts and presentations and similar works (as described in Paragraph 8 of the Research Agreement) by the Researchers prior to their publication in order to make sure the intellectual property is properly protected. As to all decisions of the JPC, the representatives of WFUHS collectively shall have * and the representatives of Tengion collectively shall have *. In the event of an impasse, * shall have a tie-breaking vote. If * exercises its tie-breaking vote as to any determination of the JPC and * disagrees with the outcome of the vote, it may trigger the ADR provisions set forth in Article 18.

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The Parties recognize and acknowledge their common interest in the work product of the Researchers under the Research Agreement and the proper characterization of the intellectual property contemplated under this Agreement. As such, the Parties agree that the proceedings of the JPC will be confidential and will be protected under attorney-client privilege.

6.2.2	From time-to-time OTAM will receive an Invention Disclosure Form from one or more of the Researchers that designates that the funds provided by Tengion under the Research Agreement were a source of funding for the described invention(s) or indicates that the invention(s) disclosed on such form arose under the Research Agreement. The date on which OTAM receives an Invention Disclosure Form will be referred to herein as the “Disclosure Date” for the particular SRA Invention(s) disclosed in such Invention Disclosure Form.

6.2.3	Next, OTAM will perform a routine background search of prior art related to the SRA Invention in both the patent-related and learned literature.

6.2.4	Next, OTAM will report the SRA Invention to the Tengion representatives on the JPC in writing (the “Invention Report”). Each such Invention Report will include (a) the reasonably complete Invention Disclosure Form, (b) the results of OTAM’s background prior art search, (c) if any of the work out of which the SRA Invention arose was funded by any U.S. government agency, identification of the particular grant(s) providing such funding and (d) possible applications of the SRA Invention outside of the Licensed Field. The Invention Report will be considered “Confidential Information” under the terms and conditions of the Research Agreement. OTAM will promptly submit each Invention Report, but even in unusual circumstances OTAM must deliver an Invention Report to the JPC for a particular SRA Invention within the time period specified in Section 5.4(a) of the Research Agreement. Failure by WFUHS to comply with such time period deadline will result in such SRA Invention being conclusively deemed to be the basis for an Improvement Patent. Within ten (10) days after the date of execution of this Agreement, OTAM shall deliver to the JPC, copies of all patent applications filed to date claiming Unfunded Inventions within the Licensed Field. In addition, within forty-five (45) days after the date hereof, OTAM shall deliver to the JPC Invention Reports with respect to all Unfunded Inventions within the Licensed Field for which it has received Invention Disclosure Forms (but has not filed a patent application for) prior to the date hereof.

6.2.5	At each meeting or teleconference of the JPC, the JPC will review, discuss and evaluate all Invention Reports received by the members of the JPC at least thirty (30) days prior to such meeting or teleconference. Among other things, the regular agenda of the JPC will cover the items set forth in clauses (i), (ii) and (iii) of Article 6.2.1.

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6.2.6	The JPC will determine (a “Provisional Determination”) whether each SRA Invention in question is the basis for an Improvement Patent or a New Development Patent.

6.2.7	Next, if Tengion reasonably does not agree with the JPC’s Provisional Determination with respect to whether a particular SRA Invention should be considered an Improvement Patent or a New Development Patent, Tengion will send to OTAM, within the 30-day period following the meeting or teleconference of the JPC at which the Provisional Determination is made, a detailed written description of Tengion’s reasonable disagreement the JPC’s Provisional Determination (the “Objection Letter”). Such Objection Letter will be considered “Confidential Information” under the terms and conditions of the Research Agreement.

6.2.8	Next, if Tengion does not provide to OTAM an Objection Letter within such 30-day period, the Provisional Determination of the JPC with respect to that particular SRA Invention will be considered final. If Tengion does provide to OTAM an Objection Letter for a particular SRA Invention, the classification of such SRA Invention as the basis for an Improvement Patent or a New Development Patent will be deferred and such SRA Invention will be considered to be a “Deferred Invention” until such time as the Parties otherwise agree to a classification or the procedures contemplated by this Article 6.2 are finally completed.

6.2.9	Tengion may elect to maintain an exclusive option to negotiate for an exclusive license to any such Deferred Invention for up to * from the date of the JPC’s Provisional Determination by notifying OTAM in the Objection Letter that it will (a) reimburse WFUHS for all patent expenses incurred with respect to protecting patent rights in such Deferred Invention on the terms described in Article 10 below and (b) pay to WFUHS a royalty on Net Sales, if any, at a rate equal to the Improvement Royalties for Licensed Products that incorporate or use such Deferred Invention, provided the Deferred Invention is covered by a filed patent application.

6.2.10	Tengion may exercise the option to negotiate for an exclusive license at any time during the * upon written notice to WFUHS. Such exercise will cause the patent covering that Deferred Invention to be treated as if it were a New Development Patent. For the sake of clarity, this Article 6.2.10 is provided to allow Tengion to immediately negotiate for an exclusive license to the Deferred Invention under the terms of Article 7 hereof rather than wait until the end of the *.

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6.2.11	If the Parties shall not have mutually agreed on the characterization of the Deferred Invention and Tengion shall not have exercised the option in Article 6.2.10 prior to the expiration of the * described in Article 6.2.9, WFUHS will, within ninety (90) days following the expiration of such period, finally determine in good faith whether the Deferred Invention is the basis for an Improvement Patents or a New Development Patent. If WFUHS determines that such Deferred Invention is a New Development Patent, Tengion will be provided an additional thirty (30) days to exercise its Option rights with respect to such New Development Patent; provided, however, that if Tengion reasonably disagrees with this final determination, it may trigger the ADR provisions set forth in Article 18 with respect to this determination.

6.3 It will be necessary for the Parties to determine if any Unfunded Inventions within the Licensed Field will be covered by an Improvement Patent. The sequential steps for this determination are detailed below:

6.3.1	Upon receipt of an Invention Disclosure Form disclosing an Unfunded Invention within the Licensed Field, OTAM will perform a routine background search of prior art related to the Unfunded Invention in both the patent-related and learned literature.

6.3.2	Next, OTAM will report the Unfunded Invention to Tengion’s representatives on the JPC in a written Invention Report. Each such Invention Report will first include OTAM’s reasonable, good faith determination that such Unfunded Invention (i) should be evaluated by the JPC because it is likely to result in an Improvement Patent, (ii) is unlikely to result in an Improvement Patent, but should be evaluated by the JPC for the removal of doubt or out of the spirit of cooperation between WFUHS and Tengion, or (iii) will not result in an Improvement Patent. Depending on whether WFUHS determines that an Unfunded Invention falls into category (i), (ii) or (iii) of this Article 6.3.2, the Invention Report will include additional information as described below. The Invention Report will be considered “Confidential Information” under the terms and conditions of the Research Agreement. At each meeting or teleconference of the JPC, the JPC will review, discuss and evaluate all Invention Reports received by the members of the JPC at least thirty (30) days prior to such meeting or teleconference. OTAM will promptly submit each such Invention Report to the JPC, but even in unusual circumstances OTAM must deliver an Invention Report to the JPC for a particular Unfunded Invention within sixty (60) days after such invention’s Disclosure Date. Within ten (10) days after the date of execution of this Agreement, OTAM shall deliver to the JPC, copies of all patent applications filed to date claiming Unfunded Inventions. In addition, within forty-five (45) days after the date hereof, OTAM shall deliver to the JPC Invention Reports with respect to all Unfunded Inventions for which it has received Invention Disclosure Forms (but has not filed a patent application for) prior to the date hereof.

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6.3.3	If WFUHS determines (as described in Article 6.3.2 above) that an Unfunded Invention falls within either category (i) or (ii) of Article 6.3.2, the Invention Report will also include (a) the reasonably complete Invention Disclosure Form, (b) the results of OTAM’s background prior art search, (c) if any of the work out of which the Unfunded Invention arose was funded by a U.S. government agency, identification of the particular grant(s) providing such funding and (d) possible applications of the SRA Invention outside of the Licensed Field.

6.3.4	If WFUHS determines (as described in Article 6.3.2 above) that an Unfunded Invention falls within category (iii) of Article 6.3.2, the Invention Report will also include a summary of the Unfunded Invention. WFUHS intends to provide detail sufficient that Tengion will be able to concur with WFUHS’s determination that such Unfunded Invention will not result in an Improvement Patent. However, Tengion understands and accepts that, by definition, Unfunded Inventions were developed without Tengion support, and there may be circumstances where WFUHS will have commercially reasonable cause to provide a low level of detail in the summary.

6.3.5	In the case of Unfunded Inventions described in Article 6.3.3, the JPC will make a Provisional Determination whether each Unfunded Invention in question is the basis for an Improvement Patent. For the sake of clarity, Tengion understands that WFUHS is heavily incentivized to report all Unfunded Inventions in the Licensed Field to the JPC because of the difficulty inherent of licensing such Unfunded Inventions to a third party without an indication by Tengion that such Unfunded Invention will not result in an Improvement Patent. Tengion’s Option does not extend to Unfunded Inventions that are not Improvement Patents.

6.3.6	If the Provisional Determination of the JPC is that the patents and patent applications covering such Unfunded Invention are not Improvement Patents or are not within the Licensed Field, Tengion will have a period of forty-five (45) days after the date of the Provisional Determination (i.e., the date of the meeting of the JPC at which the Provisional Determination was made) to reasonably object to such determination. If Tengion fails to object (in accordance with the procedure set forth in the next sentence) within such 45-day period, the Provisional Determination will be deemed conclusive. In order to object to the Provisional Determination of the JPC with respect to any Unfunded Invention, Tengion must trigger the ADR procedures of Article 18 prior to the expiration of such 45-day period.

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7.	Option

7.1 The Option may be exercised by Tengion at any time during the Option Period upon written notice to WFUHS. Such written notice will identify the New Development Patent or SRA Invention that is the basis for a New Development Patent with respect to which Tengion desires to exercise its Option. For the removal of doubt, each individual New Development Patent will have its own individual Option and Option Period associated with it and the exercise of the Option on any particular New Development Patent will not affect the Option or Option Period for any other New Development Patent. If during the Option Period related to any particular SRA Invention, the claims of the corresponding New Development Patent are materially modified, the Option Period will be extended as follows:

7.1.1	If the material modification occurs within * of the Option Period, then there will be *;

7.1.2	If the material modification occurs within * of the Option Period, then the Option Period will be extended by *;

7.1.3	If the material modification occurs within * of the Option Period, then the Option Period will be extended by *; and

7.1.4	If the material modification occurs within * of the Option Period, then the Option Period will be extended by *.

7.2 The Option granted in Article 2.3 above expressly does not include the right to practice the New Development Patent in any other way not expressly provided for in this Article 7.

7.3 Pending execution of a license agreement covering a New Development Patent under Article 7.5, Tengion may review the New Development Patents solely for the purpose of ascertaining Tengion’s interest in pursuing licensing negotiations for the New Development Patents with WFUHS and shall not use or practice the same for any purpose.

7.4 If the Option for any particular New Development Patent granted by WFUHS in Article 2.3 above is not exercised by Tengion, such Option and all rights granted to Tengion therewith terminate with the expiration of the Option Period for that particular New Development Patent.

7.5 Any license entered into between Tengion and WFUHS pursuant to the Option granted in Article 2.3 above will (i) be negotiated in good faith by the Parties; (ii) be exclusive, worldwide, and royalty-bearing; (iii) include the right to sublicense, (iv) provide for WFUHS’s continued right to make, have made, use or practice the New Development Patent for its noncommercial research, clinical, academic and educational purposes and to collaborate with other academic and non-commercial entities for such purposes; (v) be limited by the rights of the U.S. government that may arise out of the U.S. government’s sponsorship of research leading to the New Development Patent; and (vi) unless otherwise agreed by the Parties, include provisions that substantially conform to the provisions of Articles 4, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18 and 19 of this Agreement. All terms and conditions of such license agreement, if any, will be negotiated in good faith by the Parties prior to any research, commercial development or practice of the New Development Patent.

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7.6 Any termination of the Option for a particular New Development Patent or expiration of the Option Period for a particular New Development Patent does not in any way affect any other obligation of the Parties under this Agreement, including, but not limited to, Tengion’s payment obligations under Article 3 above.

8.	Representations, Warranties and Covenants; Disclaimer of Warranties and Limitation of Liability

8.1 Each Party represents and warrants to the other that it has the legal right, authority and power to enter into this Agreement and to perform its obligations under this Agreement.

8.2 WFUHS represents and warrants to Tengion that to the extent of its knowledge as of the date of this Agreement and subject to any rights of the U.S. government as described in Article 2.4, WFUHS has all right, title and interest in and to the WFUHS Patent Rights extant as of the date hereof. WFUHS represents and warrants that it has complied in all material respects with the Bayh-Dole Act with respect to the WFUHS Patent Rights and it will not take or fail to take any action after the Effective Date with respect to the WFUHS Patent Rights under the Bayh-Dole Act that would have a material adverse effect on Tengion’s license and other rights to the WFUHS Patent Rights under this Agreement.

8.3 WFUHS represents and warrants to Tengion that to the extent of its knowledge as of the date of this Agreement, it is not currently a party to any agreement or other arrangement with any third party or subject to any provision in its charter or governing documents, the effect of which would limit or restrict its ability to grant the licenses and rights to Tengion its has granted hereunder.

8.4 WFUHS and Tengion each represent and warrant to each other that it will not knowingly enter into any agreement with any third party that will conflict with its obligations under this Agreement or the Research Agreement.

8.5 To the extent that Wake Forest University (as distinct from WFUHS) (the “University”) shall come to possess an ownership or assignee interest in any New Development Patent to which Tengion has been granted a license or in any Improvement Patent, WFUHS shall use commercially reasonable efforts to cause the University to grant to Tengion an exclusive worldwide license under the University’s ownership or assignee interest therein on the same terms as the license WFUHS has granted to Tengion, except that Tengion shall not be liable for any additional payments to either WFUHS or the University.

8.6 To the extent that any informal collaboration between any of the Researchers and any investigator from another institution results in the other institution possessing an ownership or assignee interest in any New Development Patent to which Tengion has been granted a license or in any Improvement Patent, WFUHS shall use commercially reasonable efforts to assist Tengion in securing a license under such ownership or assignee interest on terms acceptable to Tengion.

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8.7 EXCEPT AS EXPRESSLY AND SPECIFICALLY SET FORTH ABOVE, ALL INFORMATION, TECHNOLOGY AND PROPERTY, WHETHER TANGIBLE OR INTANGIBLE, WHICH MAY BE DELIVERED HEREUNDER, WILL BE DELIVERED ON AN “AS IS, WHERE IS” BASIS WITHOUT ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY BY WFUHS OR WAKE FOREST UNIVERSITY WHATSOEVER. EXCEPT AS EXPRESSLY AND SPECIFICALLY SET FORTH ABOVE, WFUHS AND WAKE FOREST UNIVERSITY HEREBY DISCLAIM ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY IMPLIED REPRESENTATIONS AND WARRANTIES ARISING FROM ANY COURSE OF DEALING, USAGE, OR TRADE OR INDUSTRY PRACTICE. WFUHS AND WAKE FOREST UNIVERSITY ASSUME NO RESPONSIBILITY WITH RESPECT TO THE EXPLOITATION OR COMMERCIALIZATION OF THE PATENT RIGHTS OR KNOW HOW OR THE MANUFACTURE, USE, SALE, LEASE OR DISTRIBUTION OF ANY METHODS, PROCESSES, APPARATUS, DEVICES, SYSTEMS, PRODUCTS, ARTICLES AND APPLIANCES DERIVED FROM OR USING THE LICENSED PRODUCTS BY TENGION. WFUHS AND WAKE FOREST UNIVERSITY MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AS TO THE VALIDITY OF ANY PATENT RIGHTS, INCLUDING CLAIMS ISSUED OR PENDING OR THAT THE PRACTICE OF ANY PATENT RIGHTS OR THE SALE, LEASE, LICENSE OR TRANSFER OF ANY LICENSED PRODUCT WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT OF A THIRD PARTY. WFUHS AND WAKE FOREST UNIVERSITY WILL NOT BE LIABLE TO TENGION OR ANY OTHER PERSON FOR LOSS OF PROFITS, LOSS OF USE OR ANY OTHER SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES.

9.	Records, Reports and Payments

9.1 Tengion will keep and maintain and will require any and all of its Affiliates, its joint venture partners, its co-promoters and their respective Sublicensees to keep and maintain complete, accurate and correct records and books relating to the sale, lease, use or disposition of the Licensed Products and any and all payments or consideration associated with this Agreement for five (5) years following the end of the calendar year to which such records and books pertain.

9.2 Tengion will provide to WFUHS written reports as described below for each calendar quarter as of January 1, April 1, July 1 and October 1 of each calendar year during the Duration of this Agreement. Within forty-five (45) days of the end of each such calendar quarter, Tengion will provide to WFUHS a written report setting forth the following information:

(a)	accounting for any and all Licensed Products sold, distributed, transferred, used or leased during the previous quarter;

(b)	gross receipts of Licensed Products during the previous quarter;

(c)	any applicable deductions from gross sales as provided in Article 1.33 of this Agreement during the previous quarter;

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(d)	total Net Sales during the previous quarter;

(e)	names and addresses of all Sublicensees and the total cash and Equivalent Value of non-cash consideration received from Sublicensees during the previous quarter;

(f)	total royalties and any other payments or consideration under this Agreement then due; and

(g)	material events that have occurred since the last report relating to the development of the Licensed Products.

9.2.1	Tengion will remit to WFUHS with each such report and on the date specified above the full amount of any and all consideration due. If no sales, leases or transfers of the Licensed Products were made during any calendar quarter, Tengion will provide to WFUHS a statement to that effect. Prior to the first sale of a Licensed Product, Tengion will annually provide WFUHS with a brief summary of progress made by Tengion, its Affiliates, its joint venture partners, its co-promoters and their respective Sublicensees towards the commercialization of Licensed Products.

9.3 Tengion will provide within one hundred fifty (150) days following the end of Tengion’s fiscal year copies of the audited consolidated financial statements of Tengion for the preceding year including statements of income and cash flows, a balance sheet, the auditor’s report thereon and any management letters that related to, or would reasonably affect the performance of Tengion under, this Agreement. Once it is subject to the public reporting requirements under the Securities Exchange Act of 1934, as amended, Tengion will provide such audited annual financial statements within ninety (90) days after the end of each fiscal year.

9.4 The books and records of account kept by Tengion pursuant to Article 9.1 above shall be made available upon reasonable notice, during normal business hours once per fiscal year for examination by one or more independent auditors of WFUHS’s choosing who will be permitted to enter upon the premises of Tengion to examine such books and records to verify all amounts payable to WFUHS under this Agreement and make and retain copies of any and all parts of said books and records of account, including invoices that are relevant to any report required to be rendered by Tengion. Such copies will be provided at no cost to WFUHS. Each such review shall be performed diligently and shall be completed within a reasonable time of its commencement, which in no event shall be more than thirty (30) days. WFUHS may audit only the periods for which records are required to be kept under Article 9.1 and only while Tengion is obligated under Article 9.1 to maintain such records. WFUHS may audit any given period only once. Any amount found to have been owed but not paid will be paid promptly to WFUHS with interest at the rate of * per year. Any amount overpaid will be credited against future payments until the amount of the overpayment is exhausted. In the event any such audit shows that Tengion has underpaid its royalty obligation hereunder by * or more during any calendar quarter, Tengion will reimburse WFUHS for WFUHS’s reasonable actual costs of such auditor for such audit.

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9.5 Royalty or other payments will be paid in U.S. Dollars to WFUHS in Winston-Salem, North Carolina, or at such other place as WFUHS may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any royalties hereunder are based on sales converted from foreign currency, such conversion will be made by using the exchange rate prevailing on the last business day of the quarter, as published in the Wall Street Journal for the calendar quarter period to which such royalty payments relate.

10.	Patent Prosecution

10.1 The filing and prosecution of the U.S. and foreign patent applications and maintenance of all U.S. and foreign patents within the WFUHS Patent Rights will be managed by WFUHS; provided, however, that, Tengion will have the reasonable right to comment upon the management, prosecution and maintenance of such patent application(s) and issued patents, including the reasonable right to offer comments and advice regarding strategic and tactical decisions in the prosecution and maintenance process; provided further, that WFUHS shall retain the authority to reject any comments proffered by Tengion. Tengion may direct its comments and recommendations directly to WFUHS’s patent counsel so long as WFUHS receives contemporaneous copies of all correspondence, e-mails and other communications with respect thereto. WFUHS will exercise commercially reasonable diligence in applying for, seeking prompt issuance of and maintaining the WFUHS Patent Rights. In carrying out these activities, WFUHS will consider in good faith the recommendations of the JPC. Patent counsel for the preparation, filing, prosecution and maintenance of the WFUHS Patent Rights shall be selected by WFUHS but shall be reasonably acceptable to Tengion (it being agreed that the firm of Nutter, McClennan & Fish is acceptable to Tengion with respect to such firm’s expertise and competence in the substantive law of intellectual property). WFUHS will consult Tengion and will keep Tengion reasonably informed of all matters relating to the preparation, filing, prosecution and maintenance of all WFUHS Patent Rights, including, but not limited to, disclosing to Tengion the complete text of all patent applications. In addition, WFUHS will provide Tengion with copies of all material correspondence with the applicable patent office in such a manner to allow Tengion a meaningful opportunity to comment. The Parties will cooperate with each other in order to preserve to the greatest extent possible the attorney-client privilege with respect to the prosecution and maintenance of the WFUHS Patent Rights.

10.2 In the event Tengion determines that filing, prosecution or maintenance of any U.S. or foreign Improvement Patent or any patent or patent application relating to a Deferred Invention is not justified (a “Surrendered Patent”), Tengion will notify WFUHS of such determination in writing, thereby surrendering its rights to the Surrendered Patent, such notice to be given no fewer than sixty (60) days before any response or action is needed to preserve and the Surrendered Patent. WFUHS will then have the option to file, prosecute or maintain the Surrendered Patent at its own expense. Further, WFUHS will then have the sole right to delete the Surrendered Patent from the license or option rights of Tengion under this Agreement for the territory covered thereby. WFUHS shall then be free to license or otherwise exploit its rights to such Surrendered Patent to any other party on any other terms.

10.3 Upon presentation of itemized statements to Tengion, Tengion will promptly reimburse WFUHS for all reasonable fees and costs relating to the preparation, filing, prosecuting and maintenance of Improvement Patents that are incurred following the Effective Date. Any amounts due hereunder that remain unpaid forty-five (45) days after Tengion receives an invoice from WFUHS shall bear simple interest accrued at the annual rate of * from the date such payment first became due.

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10.4 If WFUHS, in its sole discretion, elects not to pursue, maintain or retain a particular Improvement Patent or patent or patent application relating to a Deferred Invention, then WFUHS shall so notify Tengion and, subject to any rights of the U.S. government, if any, under Public Law 96-517, 97-226 and 98-620, codified at 35 U.S.C. §§ 200-212 and any regulations promulgated thereunder, shall authorize Tengion to assume the filing, prosecution and maintenance of such application or patent at Tengion’s expense, but without any additional consideration payable to WFUHS, except reimbursement of the costs of implementing the transfer of such rights and payment of all patent costs through the effective date of the transfer in accordance with Article 10.3. In such event, WFUHS shall provide to Tengion any authorization necessary to permit Tengion to pursue and maintain such patent or application and, subject to the government rights described above, if any, shall assign such patent or patent application to Tengion. If Tengion accepts such assignment, it shall hold WFUHS harmless from any costs, fees and expenses that occur with respect to such patent or application after the effective date of transfer.

11.	Termination

11.1 Unless sooner canceled or terminated as herein provided, this Agreement will continue in full force and effect on a country-by-country basis from the Effective Date until the later of (i) the expiration of the last to expire Improvement Patent or (ii) fifteen (15) years from the Effective Date (the “Duration”). With respect to Improvement Products, Tengion’s obligations to pay royalties and other consideration to WFUHS under Article 3 above will end on a Licensed Product-by-Licensed Product basis on the later of (i) the expiration of the last to expire Improvement Patent that covers such Licensed Product or (ii) fifteen (15) years from the first commercial sale of such Licensed Product, at which time, all the licenses granted herein shall become perpetual and paid in full; provided, however, that no such royalties shall be payable more than seven (7) years after expiration of such last-to-expire Improvement Patent. With respect to Licensed Products that are not Improvement Products, Tengion’s obligation to pay royalties and other consideration to WFUHS under Article 3 above will end on a Licensed Product-by-Licensed Product basis five (5) years from the first commercial sale of each such Licensed Product, provided the first commercial sale occurs prior to the fifteenth (15th) anniversary of the Effective Date (for each day after such anniversary that lapses before such first commercial sale occurs, the five (5) year period shall be reduced by one day).

11.2 If (i) Tengion becomes bankrupt or insolvent (i.e., not able to pay its debts as they become due), ceases its operations, or files a voluntary petition in bankruptcy, or commences any dissolution, liquidation or winding-up of its affairs, (ii) the business of Tengion is placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of Tengion or otherwise, (iii) any involuntary petition for bankruptcy, dissolution, liquidation or winding-up of the affairs of Tengion is filed and is not dismissed within ninety (90) days, this Agreement and any and all rights granted thereunder will automatically terminate without any notice whatsoever to Tengion.

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11.3 If Tengion at any time defaults (i) in the payment of any license fee, royalty or other payment due hereunder, or (ii) in providing any report due under this Agreement, or (a) makes any knowingly false report, or (b) commits a material breach of any covenant or undertaking set forth herein, WFUHS will have the right, in addition to all other remedies available, to terminate the license under this Agreement by giving Tengion forty-five (45) days prior written notice of such termination, provided, however, that if Tengion will have rectified such default or breach to WFUHS’s reasonable satisfaction within such forty-five (45) day period (or in the case of a material breach under clause (b) above that cannot reasonably be cured within forty-five (45) days, such longer period as is reasonably required to rectify such breach or default, but in any case no longer than six (6) months, as long as Tengion undertakes such rectification efforts within such forty-five (45) day period and continues same with commercially reasonable diligence), this Agreement will remain in effect and the rights and licenses herein granted will be in force as if no default or breach had occurred on the part of Tengion.

11.4 Tengion will have the right to terminate the license under this Agreement with or without cause on ninety (90) days’ written notice to WFUHS.

11.5 Upon expiration or termination of this Agreement for any reason, nothing herein will be construed to release either Party from any obligation accrued prior to the effective date of such termination.

11.6 If, at any time during the Duration, other than as part of a bona fide defense asserted or interposed by Tengion as a defendant in any patent infringement or declaratory judgment action (i) Tengion directly or indirectly opposes or assists any third party to oppose the grant of any letters patent on any patent application within the WFUHS Patent Rights or disputes or directly or indirectly assists any third party to dispute the validity of any patent within the WFUHS Patent Rights, or validity or scope of any of the claims thereof, or (ii) Tengion challenges in any way WFUHS’s rights as an assignee of any of the WFUHS Patent Rights, WFUHS will be entitled thereafter to terminate immediately all or any portion of the licenses and options granted hereunder by written notice thereof to Tengion. Tengion represents and warrants that it will not use in any way for the purpose of filing future patent applications either (a) owned by Tengion or (b) within the CHB Patent Rights any information and data developed by WFUHS in the performance of the Research under the Research Agreement and disclosed to Tengion by WFUHS.

11.7 Effects of Termination on Licenses and Options

11.7.1	Any termination of (i) this Agreement pursuant to Articles 11.2, 11.3, 11.4 or 11.6 or (ii) the Research Agreement by WFUHS pursuant to Paragraphs 12.2 or 12.3 of the Research Agreement, will result in the immediate termination of all Options and licenses granted under this Agreement, including all licenses and Options granted prior to the effective date of such termination.

11.7.2

Subject to Article 11.7.1 above, any (i) termination of the Research Agreement pursuant to Paragraph 12.1 of the Research Agreement, or (ii) expiration of the Research Term of the Research Agreement, will

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terminate the right to future grants of licenses to Know-How and future Options to New Developments Patents related to intellectual property conceived or reduced to practice after the effective date of such termination or expiration; provided, however, that Tengion shall retain its existing licenses and then pending and unexercised Options with respect to intellectual property conceived or reduced to practice prior to the effective date of such termination. For the removal of doubt, termination of future licenses to Improvement Patents is discussed separately in Article 3.7 above.

12.	Infringement

12.1 Each Party will promptly inform the other Party in writing of any alleged infringement by a third party of any of the WFUHS Patent Rights within the Licensed Field, and provide such other Party with any available evidence of infringement. Neither Party will settle or compromise any claim or action described in this Article 12 in a manner that imposes any restrictions, limitations, responsibilities or obligations on the other Party without the other Party’s express written consent.

12.2 During the Duration, Tengion will have the right to prosecute at its own expense any infringements of the Improvement Patents and, in furtherance of such prosecution, Tengion may join WFUHS as a party plaintiff in any such suit, without expense to WFUHS. Similarly, during the Duration, Tengion will have the right to defend at its own expense any infringement action or declaratory judgment action alleging invalidity or noninfringement of any of the Improvement Patents, and, in furtherance thereof, Tengion may join WFUHS as a party in any such suit, without expense to WFUHS. The total cost of any such action commenced or defended solely by Tengion will be borne by Tengion. Any recovery of damages by Tengion as a result of such action shall be applied first in satisfaction of any reasonable unreimbursed expenses and attorneys’ fees of Tengion relating to the action, and second in satisfaction of reasonable unreimbursed legal expenses and attorneys’ fees of WFUHS, if any, relating to the action and incurred as a result of being joined as a party by Tengion. The balance remaining from any such recovery shall be allocated between Tengion and WFUHS in accordance with Article 3 hereof as if such balance represented Net Sales of a Licensed Product utilizing the patents in question.

12.3 If, within one hundred eighty (180) days after having been notified of any alleged infringement of any Improvement Patent, Tengion has been unsuccessful in persuading the alleged infringer to desist, and has not brought, or otherwise is not diligently prosecuting, an infringement action, or if Tengion notifies WFUHS at any time prior thereto of its intention not to bring suit against any alleged infringer that has not been licensed by Tengion under any Improvement Patent(s), then, and in those events only, WFUHS will have the right, but not the obligation, to prosecute at its own expense such infringement of such Improvement Patent(s), and WFUHS may, for such purposes, use the name of Tengion as a party plaintiff (without expense to Tengion). Settlement, consent judgment or other voluntary final disposition of the suit may be entered into by WFUHS without the consent of Tengion; provided such settlement does not impose any obligation for the payment of money or the taking of any action on Tengion. The total cost of any such infringement action commenced or defended solely by WFUHS will be borne by WFUHS, and WFUHS will keep any recovery or damages, for past infringement or otherwise, derived therefrom.

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12.4 In the event that a declaratory judgment action alleging invalidity or noninfringement of any Improvement Patent(s) is brought against Tengion, and Tengion declines to defend the same or otherwise is not diligently defending such action, then, and in those events only, WFUHS, at its option, will have the right to intervene and take over the sole defense of the action at its own expense (and without expense to Tengion), and whereupon WFUHS will keep any recovery and damages derived therefrom or from any counterclaims asserted therein. Further, WFUHS will then have the sole right in such event to delete from the license granted to Tengion under this Agreement for the territory covered thereby the U.S. or foreign Improvement Patent(s) as to which the declaratory action alleging invalidity or noninfringement was filed. WFUHS shall then be free to license or otherwise exploit its rights to such Improvement Patent(s) to any other party on any other terms.

12.5 In any infringement suit brought or declaratory judgment action or infringement action defended by either Party to protect any Improvement Rights pursuant to this Agreement, the other Party will, at the request and expense of the Party controlling such suit and at such Party’s expense, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

12.6 Tengion shall, during the Duration, have the sole right, subject to the terms and conditions of this Agreement, to sublicense any alleged infringer for future use of the Improvement Patents to the extent licensed by this Agreement. Any upfront fees paid to Tengion as part of such a sublicense shall be shared between Tengion and WFUHS as provided in Article 3.2 hereof.

13.	Indemnification and Insurance

13.1 Tengion, its Affiliates, its joint venture partners, co-promoters and their respective Sublicensees will, at all times during the Duration and thereafter, indemnify, hold harmless, and defend WFUHS and Wake Forest University and their respective trustees, officers, directors, employees, agents, subcontractors, students and affiliates and their respective successors, heirs and assigns (the “Indemnitees”) from and against all claims, losses, damages, and liabilities of any kind or nature, as well as all costs and expenses, including legal expenses and reasonable attorneys’ fees, incurred by or imposed on any of the Indemnitees which arise or may arise at any time out of or in connection with any third party claim relating to this Agreement or any act or omission of Tengion, its Affiliates, its joint venture partners, its co-promoters and their respective Sublicensees involving any of the Licensed Products or the Patent Rights, including without limitation any action or claim arising out of the manufacture, use, sale, lease, commercialization, licensing or distribution of Licensed Products or any system, method, process, apparatus, device, product, article or appliance derived from or using the Licensed Products, Know-How or the Patent Rights. Tengion agrees that if any such claim is asserted or such suit is brought against an Indemnitee, Tengion will defend the claim or suit at the expense of Tengion. WFUHS will cooperate with Tengion (at Tengion’s expense) in the management of the defense of the claim or suit. The counsel chosen by Tengion (which may be the same

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attorneys as those representing Tengion unless prohibited by attorney ethical rules relating to conflict of interest) must be reasonably acceptable to WFUHS; provided, where the Parties are co-defendants, WFUHS will be free to select its own counsel (the reasonable cost of which shall be borne by Tengion) if it in good faith determines that an actual or potential material conflict of interest would arise if a single counsel were to represent both Parties in defense of the claim or suit. Tengion will not settle or compromise any claim or action in a manner that imposes any restrictions or obligations on WFUHS without WFUHS’s prior written consent, which consent will not be unreasonably withheld.

13.2 Tengion, its Affiliates, its joint venture partners, co-promoters and their respective sublicensees will carry liability insurance at their expense, to assure its obligations under Article 13.1 of this Agreement. Tengion will include satisfactory evidence of such insurance coverage with each quarterly report required by Article 9.2 above. Such insurance will be in at least the following amounts (i) for Commercial General Liability, including but not limited to, Products, Contractual, Fire, Legal and Personal Injury: * combined single limits for bodily injury and property damage and (ii) no later than immediately prior to the commencement of the first clinical trial for the first Licensed Product, products or general liability insurance covering potential liabilities to third parties arising out of such clinical trials and subsequent commercialization activities: *.

14.	Assignment

14.1 If Tengion is in full compliance in all material respects with this License Agreement and the Research Agreement, Tengion may assign or otherwise transfer this Agreement and the licenses and Options granted hereby and the rights acquired by it hereunder, whether voluntarily, by merger, operation of law or otherwise, only in whole and not in part in conjunction with any assignment or transfer of all its rights under the Research Agreement and only to the assignee or transferee of Tengion’s entire business or of that part of Tengion’s business to which the licenses and Options granted hereby directly relate; provided, however, that such assignee or transferee (i) agrees in writing to be bound by the terms and conditions of this Agreement, (ii) has greater net assets than does Tengion, (iii) is not adverse (i.e., plaintiff vs. defendant or vice versa) to WFUHS or Wake Forest University in any action or suit, and (iv) does not, in the reasonable good faith judgment of WFUHS, conduct a business or have a reputation that would be materially detrimental to the reputation of WFUHS or Wake Forest University. With respect to clause (iv) of the preceding sentence, if Tengion provides notice to WFUHS identifying a third party to which Tengion proposes to assign this Agreement, WFUHS shall notify Tengion within fifteen (15) days after receipt of such notice whether such third party conducts a business or has a reputation that is materially detrimental to the reputation of WFUHS or Wake Forest University, along with a description of the reasonable basis for same if such conclusion is that the third party conducts such business or has such a reputation. The position taken by WFUHS in such responsive notice to Tengion shall be binding on WFUHS for one hundred twenty (120) days and should WFUHS fail to provide such notice within such fifteen (15) day period, it shall be deemed to have concluded that such third party does NOT conduct such a business or have such a reputation, which conclusion shall be binding on WFUHS for one hundred twenty (120) days from the end of such fifteen (15) day period.

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15.	Confidentiality; Non-Use of Names

15.1 The provisions of Paragraph 7 of the Research Agreement with respect to the disclosure and use by each Party of the “Information” (as defined in the Research Agreement) of the other Party shall apply with equal force and effect to all Information exchanged by the Parties under this Agreement.

15.2 Neither Party will use or cite in any manner the names, likenesses, trademarks or logos of the other Party or its affiliates or the name, photograph or other depiction of any employee of the other Party or such affiliates, nor any adaptation thereof, in any news release, advertising, promotional or sales literature or other public or published statement without prior written consent from such other Party in each separate case, except that Tengion may state that it is licensed by WFUHS under one or more of the patents and patent applications within the WFUHS Patent Rights and WFUHS may reference that Tengion is a licensee of certain intellectual property and a research sponsor. Each Party will hold the specific financial terms of this Agreement (including without limitation royalty rates) in confidence and will not disclose the same publicly without the prior consent of the other Party, which consent shall not be unreasonably withheld or delayed. However, nothing herein will prohibit any disclosure that is required by any applicable law or regulation or by any governmental authority. The Parties have consented to the release of the press releases in the general form of the draft attached hereto as Appendix E.

16.	Export Controls and Other Laws

16.1 It is understood that WFUHS is subject to U.S. laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities that may require a license from the applicable agency of the U.S. government or may require written assurances by Tengion that Tengion will not export data or commodities to certain foreign countries without prior approval of such agency. WFUHS neither represents that a license will not be required nor that, if required, it will be issued. Tengion shall fully comply with all such laws and regulations.

16.2 Tengion shall comply in all material respects with all applicable laws and regulations applicable to its business and the commercialization of the Improvement Patents, including, without limitation, laws and regulations governing the development, marketing and distribution of Licensed Products.

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17.	Payments, Notices and Other Communications

17.1 Any payment, notice, or other communication pursuant to this Agreement will be sufficiently made or given on the date of mailing if sent to such Party by nationally recognized and reputable overnight courier (e.g. Federal Express) or certified first class mail, postage prepaid, addressed to it at its address below or as it will designate by written notice given to the other Party:

WFUHS:	ATTN: Director Office of Technology Asset Management Wake Forest University Health Sciences One Technology Place 200 East First Street, Suite 101 Winston-Salem, NC 27101

Tengion:	Tengion, Inc. 2200 Renaissance Boulevard, Suite 150 King of Prussia, PA 19406 ATTN: General Counsel

With a copy to:	Tengion, Inc. ATTN: Vice President, Business Development 2200 Renaissance Boulevard, Suite 150 King of Prussia, PA 19406

18.	Dispute Resolution

18.1 Disputes related solely to Articles 3, 5.2, 6.2 or 6.3 of this Agreement will be resolved by ADR as detailed in Articles 18.1.1 through 18.1.9 below.

18.1.1	The procedures set forth in this Article 18.1 shall be the exclusive mechanism for resolving any bona fide disputes that arise from time to time pursuant only to Articles 3, 5.2, 6.2 or 6.3 of this Agreement relating to either Party’s rights and/or obligations hereunder that cannot be resolved through good faith negotiation between the Parties.

18.1.2	If a Party intends to begin an ADR to resolve a dispute, such Party shall provide written notice (the “ADR Request”) to the other Party informing such Party of such intention and the issues to be resolved. From the date of the ADR Request and until such time as any matter has been finally settled by ADR, the running of the time periods contained in this Agreement within which Party must cure a breach shall be suspended as to the subject matter of the dispute.

18.1.3

Within ten (10) business days after the receipt of the ADR Request, the other Party may, by written notice to the Party initiating ADR, add additional issues under Articles 3, 5.2, 6.2 or 6.3 to be resolved. Within twenty (20) business days following the receipt of the ADR Request, an arbitrator shall be selected by the AAA. The arbitrator shall be an individual. The arbitrator selected shall be a member of the AAA, shall not be an employee, director or shareholder of either Party or of an affiliate of either Party . In connection with ADR proceedings related to a dispute under Article 6.2 or 6.3, the arbitrator shall have appropriate expertise in patent law and in biotechnology. Either Party shall have ten (10) business days from the date the arbitrator is selected to object in good

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faith to the selection of that person. If any Party makes such an objection, the then-President of the AAA shall, as soon as possible thereafter, elect another arbitrator under the same conditions set forth above. This second selection shall be final.

18.1.4	No later than thirty (30) days after selection, the arbitrator shall hold a hearing in Atlanta, Georgia to resolve each of the issues identified by the Parties in accordance with the then-current Commercial Arbitration Rules of the AAA and shall render the award as expeditiously thereafter as possible, but in no event more than thirty (30) days after the close of hearings.

18.1.5	It is the intention of the Parties that discovery, although permitted as described herein, will be extremely limited except in exceptional circumstances. The arbitrator shall permit such limited discovery necessary for an understanding of any legitimate issue raised in the ADR Request, including the production of documents. Each Party shall be permitted (but not required) to take the deposition of not more than five (5) persons, each such deposition not to exceed six (6) hours in length. If the arbitrator believes that exceptional circumstances exist, and additional discovery is necessary for a full and fair resolution of the issues, he or she may order such additional discovery as he or she deems necessary. At the hearing the Parties may present testimony (either by live witness or deposition), including the testimony of expert witnesses, and documentary evidence. The arbitrator shall have sole discretion with respect to admissibility of any evidence and all other matters relating to the conduct of the hearing. The arbitrator shall in rendering his or her decision, apply the substantive law of North Carolina without giving effect to its principles of conflicts of law, and without giving effect to any rules or laws relating to arbitration. The decision of the arbitrator shall be final and not appealable, except in cases of fraud or bad faith on the part of the arbitrator or any party to the ADR proceeding in connection with the conduct of such proceedings.

18.1.6	At least thirty (30) days prior to the date set for the hearing, each Party shall submit to the other Party and the arbitrator a list of all documents on which such Party intends to rely in any oral or written presentation to the arbitrator and a summary of each witness’ testimony. At least seven (7) days prior to the hearing, each Party must submit to the arbitrator and serve on the other Party a proposed ruling on each issue to be resolved and pre-hearing briefs. Such pre-hearing briefs shall not be more than twenty-five (25) pages. Not more than seven (7) days following the close of the hearings, the Parties may submit post hearing briefs to the arbitrator addressing the evidence and issues to be resolved. Such post-hearing briefs shall not be more than ten (10) pages.

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18.1.7	The arbitrator shall determine the proportion in which the Parties shall pay the costs and fees of the ADR. Each Party shall pay its own costs (including, without limitation, attorneys’ fees) and expenses in connection with each ADR.

18.1.8	The ADR proceeding shall be confidential and the arbitrator shall issue appropriate protective orders to safeguard each Party’s confidential Information. Except as required by law, no Party shall make (or instruct the arbitrator to make) any public announcement with respect to the proceedings or decision of the arbitrator without the prior written consent of the other Party. The existence of any dispute submitted to the ADR, the content of the proceedings and the award of the arbitrator, shall be kept in confidence by the Parties for a period of five (5) years thereafter and the arbitrator (provided that in the case of a dispute under Article 6.2 or 6.3, these materials shall be held in confidence for the life of the patent in question), except as required in connection with the enforcement of such award or as otherwise required by applicable law.

18.1.9	Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

18.2 This Agreement is made and entered into in the State of North Carolina and shall be governed, construed and enforced in accordance with the laws of the State of North Carolina, without regard to conflict of laws principles. Any dispute, claim or controversy arising between the Parties, other than those subject to the provisions of Article 18.1, regarding the terms or performance of this Agreement, or the breach or validity hereof, shall be adjudicated only in a state or federal court of competent jurisdiction in (i) Forsyth County, North Carolina and the U.S. District Court for the Middle District of North Carolina in the case of a lawsuit or other action initiated by Tengion as plaintiff, and (ii) New Castle County, Delaware and the U.S. District Court of the District of Delaware in the case of a lawsuit or other action initiated by WFUHS as plaintiff. Both Parties hereby consent to the exclusive jurisdiction and venue of such courts for all purposes and waive all rights to contest the same.

19.	Miscellaneous Provisions

19.1 The Parties hereto acknowledge that this Agreement and the Research Agreement set forth the entire agreement and understanding of the Parties hereto as to the subject matter hereof and will not be subject to any change or modification except by the execution of a written instrument by the Parties hereto.

19.2 The provisions of this Agreement are severable, and in the event that any provision of this Agreement will be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability will not in any way affect the validity or enforceability of the remaining provisions hereof.

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19.3 Tengion agrees to mark the Licensed Products made, used or sold in the U.S. or the packaging materials or labels with all applicable U.S. patent numbers, in a manner consistent with regulatory requirements. All Licensed Products used, shipped to or sold in other countries will be marked in such a manner as to conform with the patent laws and practice of the country of use, shipment, or sale. In accordance with the foregoing, all such products shall be so marked at the time regulatory- approval is first obtained and any time the product labeling is officially updated.

19.4 The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.

19.5 Subject to Article 14, this Agreement will be binding and inure to the benefit of the Parties hereto and their respective affiliates and permitted successors and assigns.

19.6 The representations, warranties, covenants, and undertakings contained in this Agreement are for the sole benefit of the Parties hereto and their permitted successors and assigns and such representations, warranties, covenants, and undertakings will not be construed as conferring any rights on any other Party.

19.7 The Parties are independent contractors and nothing contained in this Agreement will be deemed to place the Parties hereto in a partnership, joint venture or agency relationship and neither Party will have the right or authority to obligate or bind the other Party in any manner.

19.8 This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

19.9 Each Party has consulted its own counsel during the drafting of this Agreement and agrees that in the event of a dispute, the language of this Agreement will not be deemed to have been drafted by either individual Party.

19.10 The provisions of Articles 1, 2 (under certain circumstances), 4, 8, 9, 11, 13, 15, 16, 17 and 18 survive the termination or expiration of this Agreement.

19.11 If at any time any action is reasonably necessary or desirable to carry out the purposes of this Agreement, each Party shall exercise commercially reasonable efforts to take such actions.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the Parties hereto have hereunto set their hands and seals and duly executed this Agreement as of the Effective Date.

WAKE FOREST UNIVERSITY HEALTH SCIENCES		TENGION, INC.

BY:	/s/ Richard H. Dean	BY:	/s/ Steven A. Nichtberger
	Richard H. Dean		Steven A. Nichtberger
	President & CEO		President and CEO

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Appendix A To The License Agreement Between Wake Forest University Health

Sciences and Tengion, Inc. with an effective date of January 1, 2006.

* [8 pages omitted.]

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Appendix B to the License Agreement between Wake Forest

University Health Sciences and Tengion, Inc. with an

effective date of January 1, 2006.

Ex-Field Researchers

None

* Confidential Treatment Requested

Appendix C to the License Agreement between Wake Forest

University Health Sciences and Tengion, Inc. with an effective date of January 1, 2006.

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

STOCK SUBSCRIPTION WARRANT

To Purchase 46,387 Shares of Common Stock of

TENGION, INC. (the “Company”)

DATE OF INITIAL ISSUANCE: January 1, 2006

THIS CERTIFIES THAT for value received, Wake Forest University Health Sciences or its registered assigns (the “Holder”) is entitled to purchase from the Company, at any time during the Term of this Warrant, Forty Six Thousand Three Hundred Eighty-Seven (46,387) shares of common stock, $.001 par value, of the Company (the “Common Stock”), at the Warrant Price, payable as set forth herein upon the exercise hereof. The exercise of this Warrant shall be subject to the provisions, limitations and restrictions herein contained, and may be exercised in whole or in part.

1. Definitions.

For all purposes of this Warrant, the following terms shall have the meanings indicated:

1.1 Common Stock - shall mean and include the Company’s authorized Common Stock, $.001 par value, as constituted at the date hereof.

1.2 Current Market Price - shall mean, at any date and with respect to one share of Common Stock, the average of the daily closing prices for the 10 consecutive business days ending one business day before the day in question (as adjusted for any stock dividend, split, combination or reclassification that took effect during such 10 business day period). The closing price for each day shall be the last reported sales price or, in case no such reported sales took place on such day, the average of the last reported bid and asked prices, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading or as reported by Nasdaq (or if the Common Stock is not at the time listed or admitted for trading on any such exchange or if the prices of the Common Stock are not reported by Nasdaq then such price shall be equal to the average of the last reported bid and asked prices on such day as reported by The National Quotation Bureau Incorporated or any similar reputable quotation

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and reporting service, if such quotation is not reported by The National Quotation Bureau Incorporated); provided, however, that if the Common Stock is not traded in such manner that the quotations referred to herein are available for the period required hereunder, the Current Market Price shall be determined in good faith by the Board of Directors of the Company; provided further, that if Holder in good faith objects to such determination by delivering written notice of such objection, together with a description of the basis therefor, to the Company within ten (10) days of receiving the Board of Directors’ determination, such determination shall be made by a nationally recognized independent investment banking firm selected by the Holder and the Board of Directors of the Company (or if such selection cannot be made, by a nationally recognized independent investment banking firm selected by the American Arbitration Association in accordance with its rules), with the cost of such determination to be borne by the Company. If the Current Market Price is being determined in connection with a pending transaction involving the Company of the type described in Section 7, the price to be paid to the holders of Common Stock in such transaction, if applicable, shall be the Current Market Price.

1.3 Securities Act - shall mean the Securities Act of 1933, as amended.

1.4 Term of this Warrant - shall mean the period beginning on the date of initial issuance hereof and ending on the tenth anniversary of such date.

1.5 Warrant Price - shall mean initially $0.16 per share.

1.6 Warrant Shares - shall mean shares of Common Stock purchased or purchasable by the Holder of this Warrant upon the exercise hereof.

2. Exercise of Warrant.

2.1 General. To exercise this Warrant in whole or in part (but not as to any fractional share of Common Stock), the Holder shall deliver to the Company at its office referred to in Section 11 hereof at any time and from time to time during the Term of this Warrant: (i) the Notice of Exercise in the form attached hereto, (ii) subject to Section 2.2 below, cash, certified or official bank check payable to the order of the Company, wire transfer of funds to the Company’s account, or evidence of any indebtedness of the Company to the Holder (or any combination of any of the foregoing) in the amount of the Warrant Price for each share being purchased, and (iii) this Warrant. In the event of any exercise of the rights represented by this Warrant, a certificate or certificates for the shares of Common Stock so purchased, registered in the name of the Holder or such other name or names as may be designated by the Holder, shall be delivered to the Holder hereof within a reasonable time, not exceeding fifteen business days, after the rights represented by this Warrant shall have been so exercised; and, unless this Warrant has expired, a new Warrant representing the number of shares (except a remaining fractional share), if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the Holder hereof within such time. The person in whose name any certificate for shares of Common Stock is issued upon exercise of this Warrant shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Warrant Price and any applicable taxes was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed

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to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open. The Company covenants that it will at all times reserve and keep available, solely for the purpose of issue upon the exercise hereof, a sufficient number of shares of the Common Stock to permit the exercise hereof in full.

2.2 Net Exercise. In lieu of exercising this Warrant by payment of the Warrant Price in accordance with Section 2.1(ii), the Holder may elect to receive, without the payment of any additional consideration, Warrant Shares equal to the value of this Warrant or any portion hereof exercised, as determined below, by the surrender of this Warrant to the Company (with a duly executed Notice of Exercise), at the principal office of the Company referred to in Section 11 hereof. Thereupon, the Company shall issue to the Holder such number of fully paid and nonassessable Warrant Shares as is computed using the following formula:

X     =     Y(A-B)

A

Where X     =     the number of Warrant Shares to be issued to the Holder pursuant to this Section 2.2.

Y     =     the number of Warrant Shares in respect of which the election is made pursuant to this Section 2.2

A     =     the Current Market Price of one Warrant Share at the time the election is made pursuant to this Section 2.2

B     =     the Warrant Price in effect under this Warrant at the time the election is made pursuant to this Section 2.2.

2.3 Charges, Taxes and Expenses. The issuance of Warrant Shares upon any exercise of this Warrant shall be made without charge to the Holder for any tax or other expense in respect to such issuance (other than taxes based on the Holder’s income or revenues), all of which taxes and expenses shall be paid by the Company, and, subject to Section 6.3, such Warrant Shares shall be issued in the name of, or in such name or names as may be directed by, the Holder; provided, however, that in the event Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by an instrument of assignment in the form attached hereto, duly executed by the Holder in person or by an attorney duly authorized in writing, and the Holder shall pay all transfer taxes payable upon issuance of such Warrant Shares, if any.

3. Representations and Warranties. By acceptance of this Warrant, the Holder represents and warrants to the Company as follows:

3.1 The Holder is aware of the Company’s business affairs and financial condition, and has acquired information about the Company sufficient to reach an informed and knowledgeable decision to acquire this Warrant. The Holder is acquiring this Warrant for its own account for investment purposes only and not with a view to, or for the resale in connection with, any “distribution” thereof in violation of the Act.

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3.2 The Holder understands that this Warrant has not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein.

3.3 The Holder further understands that this Warrant must be held indefinitely unless subsequently registered under the Securities Act and qualified under any applicable state securities laws, or unless exemptions from registration and qualification are otherwise available. The Holder is aware of the provisions of Rule 144, promulgated under the Securities Act.

3.4 The Holder is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

4. Adjustment of Number of Shares. Upon each adjustment of the Warrant Price as provided in Section 5, the Holder shall thereafter be entitled to purchase, at the Warrant Price resulting from such adjustment, the number of shares (rounded up to the nearest full share) obtained by multiplying the Warrant Price in effect immediately prior to such adjustment by the number of Warrant Shares purchasable pursuant hereto immediately prior to such adjustment and dividing the product thereof by the Warrant Price resulting from such adjustment.

5. Adjustment of Warrant Price. The Warrant Price shall be subject to adjustment from time to time as follows:

5.1 Stock Dividends, Subdivisions, Split-Ups. If at any time during the Term of this Warrant, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Warrant Price shall be appropriately decreased so that the number of shares of Common Stock issuable upon the exercise hereof shall be increased in proportion to such increase in outstanding shares.

5.2 Stock Combinations. If, at any time during the Term of this Warrant, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Warrant Price shall be appropriately increased so that the number of shares of Common Stock issuable upon the exercise hereof shall be decreased in proportion to such decrease in outstanding shares.

5.3 General.

(a) All calculations of Warrant Price under this Section 5 shall be made to the nearest cent.

(b) Adjustments made pursuant to Sections 5.1 or 5.2 above shall be made on the date such dividend, subdivision, split-up or combination, as the case may be, is made, and shall become effective at the opening of business on the business day next following the record date for the determination of stockholders entitled to such dividend, subdivision, split-up or combination.

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(c) In any case in which the provisions of this Section 5 require that an adjustment become effective immediately after a record date for an event, the Company may defer until the occurrence of such event issuing to the Holder of all or any part of this Warrant which is exercised after such record date and before the occurrence of such event the additional shares of capital stock issuable upon such exercise by reason of the adjustment required by such event over and above the shares of capital stock issuable upon such exercise before giving effect to such adjustment exercise; provided, however, that the Company shall deliver to such Holder a due bill or other appropriate instrument evidencing such Holder’s right to receive such additional shares upon the occurrence of the event requiring such adjustment.

(d) Upon any adjustment of the Warrant Price and any increase or decrease in the number of Warrant Shares, then, and in each such case, the Company shall give written notice thereof to the Holder at its address as shown on the books of the Company, which notice shall state the Warrant Price as adjusted and the increased or decreased number of Warrant Shares, setting forth in reasonable detail the method of calculation of each.

6. Ownership.

6.1 Ownership of This Warrant. The Company may deem and treat the person in whose name this Warrant is registered as the holder and owner hereof (notwithstanding any notations of ownership or writing hereon made by anyone other than the Company) for all purposes and shall not be affected by any notice to the contrary until presentation of this Warrant for registration of transfer as provided in this Section 6.

6.2 Replacement. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft or destruction, and, in such case, of indemnity or security reasonably satisfactory to it, and upon surrender of this Warrant if mutilated, the Company will make and deliver a new Warrant of like tenor, in lieu of this Warrant; provided that if the Holder hereof is the original Holder, an instrumentality of a state or local government or an institutional holder or a nominee for such original Holder, instrumentality or institutional holder, an irrevocable agreement of indemnity by such Holder shall be sufficient for all purposes of this Section 6, and no evidence of loss or theft or destruction shall be necessary. This Warrant shall be promptly cancelled by the Company upon the surrender hereof in connection with any transfer or replacement. Except as otherwise provided above, in the case of the loss, theft or destruction of a Warrant, the Company shall pay all expenses, taxes and other charges payable in connection with any transfer or replacement of this Warrant, other than stock transfer taxes (if any) payable in connection with a transfer of this Warrant, which shall be payable by the Holder.

6.3 Transfer Restrictions. This Warrant and all rights hereunder are transferable in whole or in part upon the books of the Company by the Holder hereof in person or by its duly authorized attorney, and a new Warrant or Warrants, of the same tenor as this Warrant but registered in the name of the transferee or transferees (and in the name of the Holder, if a partial transfer is effected) shall be made and delivered by the Company upon surrender of this Warrant duly endorsed, at the office of the Company referred to in Section 11 hereof. If, at the time of any transfer or exchange of this Warrant, this Warrant is not registered under the Securities Act, the Company may require, as a condition of such transfer or exchange, that the Holder or transferee of such Warrant furnish an opinion of counsel reasonably acceptable to the Company

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or a “no action” or similar letter from the Securities and Exchange Commission to the effect that such transfer or exchange may be made without registration under the Securities Act. In the case of such transfer or exchange, the Company may require a written statement that such Warrant is being acquired for investment and not with a view to the distribution thereof. Holder will not transfer this Warrant and the rights hereunder except in compliance with federal and state securities laws.

6.4 Transfer Restriction Legend. Each certificate for Warrant Shares shall bear the following legend (and any additional legend required by (i) any applicable state securities laws and (ii) any securities exchange upon which such Warrant Shares may, at the time of such exercise, be listed) on the face thereof unless at the time of exercise such Warrant Shares shall be registered under the Securities Act:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT.

Any certificate issued at any time in exchange or substitution for any certificate bearing such legend (except a new certificate issued upon completion of a public distribution under a registration statement of the securities represented thereby) shall also bear such legend unless, in the opinion of counsel for the holder thereof (which counsel shall be reasonably satisfactory to counsel for the Company) the securities represented thereby are not, at such time, required by law to bear such legend.

6.5 Warrant Shares Subject to Certain Agreements. The Warrant Shares shall be subject to the terms of the Stockholders’ Agreement, dated as of August 16, 2004, as amended, among the Company and certain stockholders of the Company.

7. Mergers, Consolidation, Sales. In the case of any proposed consolidation or merger of the Company with another entity, or the proposed sale of all or substantially all of its assets to another person or entity, or any proposed reorganization or reclassification of the capital stock of the Company, then, as a condition of such consolidation, merger, sale, reorganization or reclassification, lawful and adequate provision shall be made whereby the Holder of this Warrant shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein, in lieu of the shares of the Common Stock of the Company immediately theretofore purchasable hereunder, such shares of stock, securities or assets as may (by virtue of such consolidation, merger, sale, reorganization or reclassification) be issued or payable with respect to or in exchange for the number of shares of such Common Stock purchasable hereunder immediately before such consolidation, merger, sale, reorganization or reclassification. In any such case appropriate provision shall be made with respect to the rights and interests of the Holder of this Warrant to the end that the provisions hereof shall thereafter be applicable as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of this Warrant.

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8. Notice of Dissolution or Liquidation. In case of any distribution of the assets of the Company in dissolution or liquidation (except under circumstances when the foregoing Section 7 shall be applicable), the Company shall give notice thereof to the Holder hereof and shall make no distribution to shareholders until the expiration of five (5) days from the date of mailing of the aforesaid notice and, in any case, the Holder hereof may exercise this Warrant prior to the expiration date hereof within five (5) days from the date of the giving of such notice, and all rights herein granted not so exercised within such fifteen-day period shall thereafter become null and void.

9. Dividends and Distributions. In the event of any distribution of money or property by the Company, either tangible or intangible (other than distributions of shares of Common Stock), to the holders of Common Stock, the Company shall mail notice hereof to the Holder hereof not less than five (5) days prior to the record date fixed for determining shareholders entitled to participate in such dividend or other distribution, the Warrant Price for the Warrant Shares shall be reduced by the per share amount of such distribution unless and until the Warrant Price is reduced to one cent ($.01). If and when the Warrant Price is equal to one cent ($.01), the Warrant Price shall not be reduced further and the Holder hereof shall not participate in such dividend or other distribution unless this Warrant is exercised prior to the applicable record date. For purposes of this Section 9, the per share amount of any distribution of property shall be the fair market value thereof as determined by the Board of Directors of the Company in good faith.

10. Fractional Shares. Fractional shares shall not be issued upon the exercise of this Warrant but in any case where the Holder would, except for the provisions of this Section 10, be entitled under the terms hereof to receive a fractional share upon the complete exercise of this Warrant, the Company shall, upon the exercise of this Warrant for the largest number of whole shares then called for, pay a sum in cash equal to the excess of the value of such fractional share (determined in such reasonable manner as may be prescribed in good faith by the Board of Directors of the Company) over the Warrant Price for such fractional share.

11. Notices. Any notice or other document required or permitted to be given or delivered to the Holder shall be delivered by hand, by certified or registered mail, by courier or express delivery service to the Holder at One Technology Place, 200 East First Street, Winston-Salem, North Carolina 27157; or to such other address as shall have been furnished to the Company in writing by the Holder. Any notice or other document required or permitted to be given or delivered to the Company shall be delivered by hand, by certified or registered mail, by courier or express delivery service, by facsimile or by e-mail the Company at 2200 Renaissance Boulevard, Suite 150, King of Prussia, Pennsylvania 19406; facsimile: (610) 275-4139; Email: gary.sender@tengion.com or to such other address as shall have been furnished in writing to the Holder by the Company. Any notice so addressed and delivered shall be deemed to be given when delivered.

12. No Rights as Stockholder; Limitation of Liability. This Warrant shall not entitle the Holder to any of the rights of a stockholder of the Company. No provision hereof, in the absence of affirmative action by the Holder to purchase shares of Common Stock, and no mere enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the Warrant Price hereunder or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

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13. Miscellaneous. This Warrant shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to its conflict of laws principles. The Holder and the Company consent to and agree to submit to the exclusive jurisdiction of the courts of the State of Delaware, state and federal, with respect to actions and proceedings relating to or arising out of this Warrant. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party (or any predecessor in interest thereof) against which enforcement of the same is sought. The headings in this Warrant are for purposes of reference only and shall not affect the meaning or construction of any of the provisions hereof.

[intentionally left blank - signature page follows]

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IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer as of the date first written above.

TENGION, INC.

By:
Its

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FORM OF NOTICE OF EXERCISE

[To be signed only upon exercise of the Warrant]

TO BE EXECUTED BY THE REGISTERED HOLDER

TO EXERCISE THE WITHIN WARRANT

The undersigned hereby exercises the right to purchase              shares of Common Stock which the undersigned is entitled to purchase by the terms of the within Warrant according to the conditions thereof, and herewith makes payment of the Warrant Price of such shares in full. All shares to be issued pursuant hereto shall be issued in the name of, and the initial address of such person to be entered on the books of the Company shall be:

_________________________________

_________________________________

_________________________________

The shares are to be issued in certificates of the following denominations:

____________________________________
[Type Name of Holder]

By:
Title:

Dated: ____________________________

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FORM OF ASSIGNMENT

(ENTIRE)

[To be signed only upon transfer of entire Warrant]

TO BE EXECUTED BY THE REGISTERED HOLDER

TO TRANSFER THE WITHIN WARRANT

FOR VALUE RECEIVED                                      hereby sells, assigns and transfers unto                                          all rights of the undersigned under and pursuant to the within Warrant, and the undersigned does hereby irrevocably constitute and appoint                                          Attorney to transfer the said Warrant on the books of the Company, with full power of substitution.

____________________________________
[Type Name of Holder]

By:
Title:

Dated: _______________________

NOTICE

The signature to the foregoing Assignment must correspond to the name as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatsoever.

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FORM OF ASSIGNMENT

(PARTIAL)

[To be signed only upon partial transfer of Warrant]

TO BE EXECUTED BY THE REGISTERED HOLDER

TO TRANSFER THE WITHIN WARRANT

FOR VALUE RECEIVED                                      hereby sells, assigns and transfers unto                                      (i) the rights of the undersigned to purchase                                      shares of Common Stock under and pursuant to the within Warrant, and (ii) on a non-exclusive basis, all other rights of the undersigned under and pursuant to the within Warrant, it being understood that the undersigned shall retain, severally (and not jointly) with the transferee(s) named herein, all rights assigned on such non-exclusive basis. The undersigned does hereby irrevocably constitute and appoint                                      Attorney to transfer the said Warrant on the books of the Company, with full power of substitution.

____________________________________
[Type Name of Holder]

By:
Title:

Dated: ________________________

NOTICE

The signature to the foregoing Assignment must correspond to the name as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatsoever.

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Appendix D to the License Agreement between Wake Forest

University Health Sciences and Tengion, Inc. with an

effective date of January 1, 2006.

Certification Page

Date Received:		WFU#: ____________ [Tech Transfer Office]

Send signed original document to the Office of Technology Asset Management. Call 716-3729 with questions.

Title of Invention:

Title: [Type detailed title of invention here]

Inventor(s):

More inventors on attached sheet

Signature: _______________________________	Date:

Printed Name: Title in Full: University Address: City, ST ZIP: Home Address: City, ST ZIP: County of residence:	University Phone: Department: Home Phone: Citizenship:

Signature: _______________________________	Date:

Printed Name: Title in Full: University Address: City, ST ZIP: Home Address: City, ST ZIP: County of residence:	University Phone: Department: Home Phone: Citizenship:

Signature: _______________________________	Date:

Printed Name: Title in Full: University Address: City, ST ZIP: Home Address: City, ST ZIP: County of residence:	University Phone: Department: Home Phone: Citizenship:

Witness(es):

I certify that the above invention has been explained to and is understood by me.

Signature: _______________________________	Date:

Printed Name: Title in Full: University Address: City, ST ZIP: Home Address: City, ST ZIP: County of residence:	University Phone: Department: Home Phone: Citizenship:

Hard Copy with Signatures required, please print out and send interoffice mail, or drop it off.

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INVENTION DESCRIPTION - CONFIDENTIAL

(Attach additional sheets as necessary.)

Author: [NAME]

1.	Give a complete description of the invention. If necessary, use drawings, diagrams, etc. Description may be by reference to a separate document (copy of a report, preprint, grant application or the like). If so, identify the document positively and attach to this disclosure. Attach diagrams as necessary.

2.	Describe in detail the novel features of your invention.

3.	What is the current state of development?

4.	Are there other contemplated forms of the invention or alternate aspects and uses?

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SUPPORTING INFORMATION

(Attach additional sheets as necessary.)

Author: [NAME]

1.	List as many of the commercial applications of the invention as you can. What do you envision as the product or salable item that would result from the invention? Who would the customers be and through what channels would the invention be marketed?

2.	List any known competitive products and their manufacturers.

3.	What companies do you think may be, or are, interested in the invention? List companies and specific contact information, if possible.

4.	Have you published, submitted, prepared or publicly presented data, theses, reports, abstracts or journal articles pertaining to the invention? Please list with actual or projected publication dates and attach copies. Has the invention been otherwise publicly disclosed? If disclosed to specific individual(s), please give name(s).

5.	What research plans do you have for further development of your invention? Are they in progress? Scheduled? Dependent upon commercial or federal sponsorship?

6.	Give date the invention was first conceived. Is this date documented? Where? Are laboratory records and data available? Give reference numbers and physical location, but do not enclose.

7.	Please list these publications and any related patents known to you.

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8.	Was the work that led to the invention sponsored? If yes, fill in the appropriate blanks below.

a.	Government agency: _______________________
Contract Number: _______________________
b.	Industrial company: _______________________
c.	Other sponsor(s): _______________________

Often a copy of a grant proposal with the goals and background is useful to send to us along with this info.

*Note:	Please send completed original form to the Office of Technology Asset Management by email or phone for directions at (336) 716-3729. Thank-you!

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Appendix E to the License Agreement between Wake Forest

University Health Sciences and Tengion, Inc. with an

effective date of January 1, 2006.

Wake Forest University Baptist MEDICAL CENTER	tengion

Collaboration Established Between Wake Forest University Health Sciences and Tengion to

Advance Regenerative Medicine Research

WINSTON-SALEM, N.C., AND KING OF PRUSSIA, PA.,— Wake Forest University Health Sciences and Tengion Inc. announced today they have entered into two agreements in the field of regenerative medicine that will advance the development of organs and tissues to treat human diseases and disabilities.

Under a multi-year, multi-million-dollar agreement, Tengion will provide funding to Wake Forest for research to be conducted at the Wake Forest Institute for Regenerative Medicine under the direction of Anthony Atala, M.D., an internationally recognized expert in the field of regenerative medicine and the William Boyce Professor and Chair of the Department of Urology at Wake Forest University School of Medicine.

The primary focus of the research will be on creating “neo-organs” and tissues. Neo-organs and tissues are derived from a patient’s own cells that are grown on a scaffold or model that is bioresorbable, or can be absorbed by the body. These neo-organs become functional replacements after being implanted in the patient’s body. Since they come from a patient’s own cells (autologous cells) there is virtually no risk of rejection from the body’s immune system.

Tengion has a licensing agreement to develop and market technology that Atala developed while he was at Children’s Hospital Boston, Harvard University’s pediatric teaching hospital. The company is on track to begin clinical trials of its first product, a neo-bladder, by the end of 2006.

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Tengion will fund research projects at the institute that focus on vascular and genitourinary (relating to the urinary organs or their functions) applications. A second agreement provides an exclusive worldwide license or option for Tengion to develop any technology that results.

Richard H. Dean, M.D., president and CEO of the Wake Forest University Health Sciences, said, “The research and license agreements with Tengion will formalize our relationship with a leading company in the field of regenerative medicine and will accelerate our efforts to bring our scientific advances from the laboratory to patients in need.”

Steven Nichtberger, M.D., president and CEO of Tengion Inc., said, “This collaboration will allow us to work more closely with some of the leading regenerative medicine researchers in the world and accelerate our efforts to make regenerative medicine products a reality for patients.”

Atala, whose 15 years of work creating organs and tissues has been widely published in peer reviewed journals, has received numerous awards and honors, including the U.S.-Congress-funded Christopher Columbus Foundation Award, bestowed on a living American who is currently working on a discovery that will significantly affect society, and the Scientific American, Research Leader Award, for his contributions to tissue and organ regeneration. Atala is the founding scientist and chairman of Tengion’s Scientific Advisory Board and serves on its board of directors.

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Headquartered in King of Prussia, Penn., Tengion has research offices and a development laboratory in Winston-Salem. The Institute for Regenerative Medicine will locate in Piedmont Triad Research Park in January.

###

Media Contacts:

Wake Forest: Karen Richardson, krchrdsn@wfubmc.edu, Shannon Koontz, shkoontz@wfubmc.edu, at (336) 716-4587.

Tengion: Gary Sender, (610) 292-8364, gary.sender@tengion.com

Wake Forest University Baptist Medical Center is an academic health system comprised of North Carolina Baptist Hospital and Wake Forest University Health Sciences, which operates the university’s School of Medicine and its other related enterprises including the Piedmont Triad Research Park. The Medical School is ranked 4th in the Southeastern United States in revenues from its licensed intellectual property. The Wake Forest Institute for Regenerative Medicine is an international leader in the translation of scientific discovery to clinical therapies. The Institute applies the principles of regenerative medicine to treat human diseases and disabilities. Its mission is to improve patient care by continuing to develop and disseminate novel clinical therapies for the functional repair and replacement of diseased tissues and organs.

Tengion is a leader in developing neo-organs and tissues, such as bladders, that are derived from the patient’s own cells. Tengion’s proprietary approach to regenerative medicine has the potential to enable people with organ and tissue failure to lead healthier lives without donor transplants or the side effects of current therapies. Headquartered in King of Prussia, PA, Tengion also has research facilities located in Winston-Salem, N.C. For more information, visit Tengion online at: http://www.tengion.com.

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